Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

made and entered into as of March 22, 2023,

by and among

CASTELLUM, INC.,

GTMR MERGER SUB, INC.,

GLOBAL TECHNOLOGY AND MANAGEMENT RESOURCES, INC.,

THE STOCKHOLDERS NAMED HEREIN, and

THE STOCKHOLDER REPRESENTATIVE

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ii

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EXHIBITS

Schedule A – Reserved

Schedule B – Stockholders; Percentage Ownership

Schedule 3.2(a)(x) – Consents

Exhibit A-1	Certificate of Merger
Exhibit A-2	Articles of Merger
Exhibit B	Form of Restrictive Covenant Agreement
Exhibit C	Form of Morton Employment Agreement

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (together with the Schedules and Exhibits attached hereto, herein referred to as this “Agreement”), dated as of March 22, 2023 (the “Closing Date”), by and among Castellum, Inc., a Nevada corporation (the “Buyer”), GTMR Merger Sub, Inc., a Delaware corporation, and wholly-owned subsidiary of the Buyer (“Merger Sub”), Global Technology and Management Resources, Inc., a Maryland corporation (the “Company”, and also referred to as the “Surviving Entity”), the stockholders of the Company listed on Schedule B (each, a “Stockholder” and collectively, the “Stockholders”), and James Morton, as the representative of the Stockholders (the “Stockholder Representative”). Capitalized terms used in this Agreement are defined or otherwise referenced in Section 8.1 of this Agreement.

WITNESETH:

A.           The Stockholders are the record and beneficial owners of 100% of the issued and outstanding Company Capital Stock.

B.           Merger Sub is a newly formed, wholly owned, direct subsidiary of Buyer, and was formed for the sole purpose of the Merger.

C.           Pursuant to the terms and subject to the conditions hereof, at the Closing, Merger Sub is to merge with and into the Company, with the Company surviving as the surviving entity.

D.           The board of directors of the Company (the “Company Board”) has approved, adopted and declared it advisable and in the best interests of the Company to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger, and the Company Board has recommended the adoption of this Agreement and the transactions contemplated by this Agreement to its Stockholders, in accordance with the Maryland General Corporation Law (the “MGCL”) and upon the terms and subject to the conditions set forth herein, which the Stockholders have approved by the requisite, affirmative stockholder vote.

E.           The respective boards of directors, or members/managers, as applicable, of Buyer and Merger Sub have, as of the date of this Agreement, approved this Agreement, the Merger and the transactions contemplated hereby and declared it advisable and in the best interests of Buyer and Merger Sub, respectively, and their respective stockholders and/or members, as applicable, that the Company be merged with and into Merger Sub, upon the terms and subject to the conditions set forth in this Agreement.

F.           Each of the Parties intends that, for U.S. federal income tax purposes, (a) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder and (b) the Merger shall be treated as a “reorganization” within the meaning of Section 368(a) of the Code to which the Buyer and the Company are parties under Section 368(b) of the Code, and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of U.S. Treasury Regulation Section 1.368-2(g).

NOW, THEREFORE, in reliance upon the representations and warranties made herein and in consideration of the mutual agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the Parties, intending to be legally bound, agree as follows:

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ARTICLE I

THE MERGER

Section 1.1           Merger.

(a)          Upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Business Corporation Law (the “DGCL”) and the MGCL, as applicable, at the Effective Time, (i) as part of the same overall transaction, the Merger Sub shall be merged with and into the Surviving Entity (the “Merger”), whereupon the separate existence of the Merger Sub shall cease, (y) the Surviving Entity shall be the surviving entity in the Merger and shall continue under the name “Global Technology and Management Resources, Inc.” and shall continue to be governed by the laws of the State of Maryland, and (z) the identity, existence, organization, purposes, powers, objects, franchises, privileges, rights, immunities, restrictions, debts, liabilities and duties of the Surviving Entity shall continue as a wholly-owned subsidiary of Buyer and be unimpaired by the Merger.

Section 1.2           Effective Time.

(a)          At the Closing, Buyer, the Merger Sub, and the Company shall cause the Certificate of Merger and Articles of Merger for the Merger, in the forms attached hereto as Exhibits A-1 and A-2 (collectively, the “Merger Filings”), to be filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Maryland, in accordance with the relevant provisions of the DGCL and the MGCL, respectively. The Merger shall become effective on the time set forth in the Merger Filings, such time being referred to herein as the “Effective Time”.

Section 1.3           Governing Documents; Officers and Directors Following the Merger.

(a)          At the Effective Time, (i) the articles of incorporation of the Surviving Entity, as in effect immediately prior to the Effective Time, shall be and remain the articles of incorporation of the Surviving Entity until altered, amended or repealed as provided in the MGCL; (ii) the bylaws of the Surviving Entity shall be and remain the bylaws of the Surviving Entity, unless and until altered, amended or repealed as provided in the MGCL, the Surviving Entity’s articles of incorporation or such bylaws.

(b)          At the Effective Time, the officers and directors of the Surviving Entity shall be and remain the officers and directors of the Surviving Entity, respectively, unless and until removed or until their respective terms of office shall have expired in accordance with the MGCL or the Surviving Entity’s articles of incorporation or bylaws, as applicable.

Section 1.4           Authorization of the Merger, this Agreement and the Merger Filings. Prior to the execution and delivery of this Agreement, Stockholders holding sufficient shares of Company Capital Stock to constitute the Requisite Approval shall have executed a stockholder consent in a form acceptable to Buyer; such written consent shall include resolutions approving and adopting the Merger, this Agreement, the applicable Merger Filings and the consummation of the transactions contemplated hereby and thereby, in each case as required by the DGCL or the MGCL, as applicable, and the applicable Party’s Governing Documents.

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ARTICLE II

EFFECT OF THE MERGER

Section 2.1           Effect of the Merger. On the terms and subject to the conditions set forth in this Agreement, by virtue of the Merger and without any action on the part of any holder of Company Capital Stock, Buyer, the Surviving Entity, or the Company, the following shall occur at the Effective Time:

(a)          Treasury Stock of the Company. Each share of Company Capital Stock that is held by the Company as treasury stock or otherwise, shall be cancelled for no consideration and shall cease to exist;

(b)          Effect on Company Capital Stock in the Merger. Except as provided in Section 2.1(a), the shares of Company Capital Stock outstanding immediately prior to the Effective Time and that are owned by the Stockholders shall be converted into the right to receive, without interest, the following (collectively, the “Merger Consideration”), which shall be allocated among the shares of Company Capital Stock owned by the Stockholders in accordance with Schedule B, and each share of Company Capital Stock shall be converted into the right to receive an equal share of the Merger Consideration:

(i)          At the Effective Time, the Closing Merger Consideration shall be delivered to the Stockholders, in accordance with Schedule B; provided that the number of shares of Buyer Common Stock that each Stockholder is to receive shall be rounded up to the nearest whole number of shares of Buyer Common Stock after aggregating all Buyer Common Stock such Stockholder is otherwise entitled to pursuant to this Section 2.1(b);

(ii)         When, and if released, the Indemnity Holdback Cash Amount to the Stockholders in accordance with each Stockholder’s Pro Rata Share.

(iii)        Each share of Company Capital Stock shall be acquired for the same proportion of cash and Buyer Common Stock as is paid for the Company Capital Stock in the form of the Merger Consideration, of the release, if any, of the Indemnity Holdback Cash Amount, and of all post-Closing transfers of consideration under this Agreement which are taken into account as part of the Applicable Sum.

Section 2.2           Effect of the Merger.

(a)          Capital Stock of the Merger Sub. At the Effective Time, each issued and outstanding share of Merger Sub Capital Stock shall be cancelled without any consideration or other payment therefor.

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Section 2.3           No Dissenting Shares. Prior to the Closing, each Stockholder has waived any and all demand, appraisal, and payment rights with respect to any Company Capital Stock under Section 262 of the DGCL (“Dissenting Shares”), and no payments are required to be made with respect to Dissenting Shares by Buyer or the Merger Sub.

Section 2.4           Transfers; No Further Ownership Rights. After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If certificates or book-entry shares are presented to Buyer for transfer following the Effective Time, they shall be canceled against delivery of the Merger Consideration, as provided for in Section 2.1(b), for each share of Company Capital Stock formerly represented by such certificates or book-entry shares. Payment of the Merger Consideration in accordance with the terms of this ARTICLE II, and, if applicable, any unclaimed dividends upon the surrender of certificates, shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock formerly represented by such certificates or book-entry shares.

Section 2.5           Closing Consideration Schedule.

(a)          At least three (3) Business Days prior to the Closing Date, the Stockholder Representative, on behalf of the Company, shall deliver to Buyer a statement (the “Closing Consideration Schedule”) setting forth the Company’s good faith estimated balance sheet of the Company as of the Closing Date (the “Estimated Closing Balance Sheet”), and an estimate of, each as of the close of business on the Closing Date: (i) the Net Working Capital of the Company (the “Estimated Working Capital”); (ii) Actual Cash of the Company (the “Estimated Cash”); (iii) the Company Indebtedness (the “Estimated Closing Indebtedness Amount”); (iv) the amount of Excess Working Capital, if any (the “Estimated Excess Working Capital Amount”); and (v)  Transaction Expenses (including a list of each Person entitled to any Transaction Expenses). The Closing Consideration Schedule shall be prepared in accordance with the Accounting Principles. The Closing Consideration Schedule shall be used for the purposes of determining the Closing Cash Consideration. The Stockholder Representative may, at the Stockholder Representative’s option, deliver to Buyer an updated Closing Consideration Schedule no later than 10:00 a.m., New York City time on the Business Day immediately prior to the Closing.

(b)          The amount of the Closing Cash Consideration shall be calculated using the Estimated Working Capital, Estimated Cash, Estimated Closing Indebtedness Amount, and the Transaction Expenses set forth in the Closing Consideration Schedule, all in accordance with the definition of “Closing Cash Consideration” set forth in Section 8.1, and subject to a further “true up” adjustment after the Closing pursuant to Section 2.7.

Section 2.6           Closing Date Payments. On the Closing Date, the Buyer shall:

(a)          pay to each applicable recipient, the respective amounts of the Transaction Expenses payable to such recipient, as set forth on the Closing Consideration Schedule;

(b)          pay to each Company Indebtedness obligee, amounts in respect of Company Indebtedness payable to such obligees, as set forth on the Closing Consideration Schedule;

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(c)          deposit the Indemnity Holdback Cash Amount into the Surviving Entity (and shall cause the Indemnity Holdback Cash Amount to be retained until the Holdback Release Date); and

(d)          pay to the Stockholders the Closing Cash Consideration, in accordance with Schedule B, to the accounts designated in writing by the Stockholders on the Closing Consideration Schedule.

Section 2.7           Post-Closing Statement and Post-Closing Adjustment.

(a)          Preparation of the Post-Closing Statement. As soon as reasonably practicable after the Closing Date (but not later than sixty (60) days thereafter), Buyer will prepare and deliver to the Stockholder Representative a post-closing statement of the Company as of the close of business on the Closing Date (the “Post-Closing Statement”), setting forth in reasonable detail Buyer’s good faith calculation of the following, each as of the Effective Time: (i) the Net Working Capital of the Company and the Net Working Capital Deficiency Amount, if any, as defined below; (ii) the Actual Cash; (iii) the Excess Cash; and (iv) the aggregate amount of Company Indebtedness (the “Closing Indebtedness Amount”).

(b)          Review of the Post-Closing Statement. The Stockholder Representative may review the Post-Closing Statement and may make inquiries of Buyer and its Representatives, and Buyer will make available to the Stockholder Representative, as reasonably requested, all Company Records and Buyer’s books and records relating to the Company’s business and operations, and other books, work papers, schedules or records of Buyer or its Representatives relating to the Post-Closing Statement that are within the Buyer’s or the Company’s possession or control. If Buyer fails to timely deliver the Post-Closing Statement to the Stockholder Representative, the Closing Consideration Schedule and the Estimated Closing Balance Sheet shall be deemed final, binding and conclusive upon Buyer. The Post-Closing Statement shall be final, binding and conclusive upon, and deemed accepted by, the Stockholders unless the Stockholder Representative delivers written notice to Buyer stating any objections thereto (the “Notice of Dispute”) within thirty (30) days after the delivery of the Post-Closing Statement to the Stockholder Representative. The Notice of Dispute shall specify in reasonable detail each item on the Post-Closing Statement that the Stockholder Representative disputes, the reasons for such dispute and the portion of the Post-Closing Statement, if any, which the Stockholder Representative does not dispute. For the avoidance of doubt, the Parties acknowledge and agree that all Post-Closing Statement items not included or specified in such Notice of Dispute shall be final, binding, and conclusive upon, and accepted by, the Parties.

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(c)          Disputes. Buyer and the Stockholder Representative shall negotiate in good faith to resolve any Notice of Dispute and any resolution agreed to in writing by Buyer and the Stockholder Representative shall be final and binding upon the Parties. Disputes between Buyer and the Stockholder Representative relating to the Post-Closing Statement that are not resolved by Buyer and the Stockholder Representative within thirty (30) days after Buyer’s receipt of the Notice of Dispute shall, at the election of either the Buyer or the Stockholder Representative, be referred to the Arbiter for resolution. If, for any reason, the Arbiter is unwilling or unable to serve as the Arbiter and Buyer and the Stockholder Representative cannot otherwise mutually agree on an alternative independent nationally or regionally recognized accounting firm with expertise in government contracts to serve as the Arbiter, then either Party may petition a court of competent jurisdiction to appoint a nationally or regionally recognized independent accounting firm to serve as the Arbiter. Each of Buyer and the Stockholder Representative shall promptly deliver to the Arbiter (with a copy to the other party) a written statement (an “Arbitration Statement”) setting forth their current positions as to the amounts underlying each unresolved item in the Notice of Dispute, as of the date of delivery of such Arbitration Statement. The Parties shall instruct the Arbiter promptly, but no later than thirty (30) days after accepting its appointment, to (i) consider only those items and amounts set forth in each party’s Arbitration Statement and resolve all remaining items in dispute set forth in the Notice of Dispute, as captured in the Arbitration Statements, in accordance with the terms and provisions of this Agreement and (ii) render a written report detailing the resolution of each of the remaining disputed items and the resulting calculation of the amounts required to be included in the Final Post-Closing Statement (as defined below). In rendering its decision, the Arbiter shall (w) not resolve any disputed value at an amount less than the lower of the amounts proposed by Buyer or the Stockholder Representative nor greater than the higher of the amounts proposed by Buyer or the Stockholder Representative, (x) address only the remaining disputed items in the Notice of Dispute (and any items directly affected by changes to such disputed items), (y) except as provided in subclause (x), not consider any undisputed item, or any undisputed component of a disputed item and (z) base its determination solely on (i) presentations by Buyer and the Stockholder Representative and their respective Representatives, and not on independent review, and (ii) the Parties’ respective Arbitration Statements. The Buyer and the Stockholder Representative shall provide copies to one another of all written submissions to the Arbiter and shall be permitted to attend (and shall receive reasonable advance written notice of) any meeting with, presentations to or other similar communications with the Arbiter. The Arbiter shall have exclusive jurisdiction over, and resort to the Arbiter as provided in this Section 2.7(c) shall, absent fraud or manifest error, be the sole recourse and remedy of the Parties against one another, or any other Person, with respect to any disputes arising out of or relating to the Post-Closing Statement. The Arbiter’s determination, and the Final Post-Closing Statement, shall be conclusive and binding on all of the Parties and shall be enforceable in a court of law, absent fraud or manifest error. The fee of the Arbiter shall be borne fifty percent (50%) by the Stockholders, severally and not jointly, and fifty percent (50%) by Buyer, unless the Arbiter decides, based on its determination with respect to the reasonableness of the respective positions of Buyer and the Stockholder Representative, that the fee should be borne in unequal proportions, in which such case the Arbiter shall determine the allocation of the cost of its review and report to Buyer and Stockholder Representative based on the inverse proportion of (x) the portion of the Arbiter’s determination (before such allocation) successfully awarded to such Party bears to (y) the total amount of the Arbiter’s determination (before such allocation) as originally submitted to the Arbiter. For example, should the items in dispute total One Thousand Dollars ($1,000) and the Arbiter awards Six Hundred Dollars ($600) in favor of the Stockholder Representative’s position, sixty percent (60%) of the costs of the Arbiter’s review would be borne by Buyer and forty percent (40%) of the costs would be borne by the Stockholders. The Stockholders and Buyer shall pay the fees and expenses of the Arbiter as so allocated. Buyer and the Stockholder Representative agree to execute, if requested by the Arbiter, a reasonable engagement letter in customary form and shall cooperate with the Arbiter and promptly provide documents and information reasonably requested by the Arbiter so as to enable it to make its determination as quickly and as accurately as practicable.

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(d)          Final Post-Closing Statement. The Post-Closing Statement shall become final and binding upon the Parties in its entirety upon the earliest of (i) the failure by the Stockholder Representative to deliver any Notice of Dispute in accordance with Section 2.7(b), (ii) the written agreement between the Surviving Entity and the Stockholders with respect thereto and (iii) the decision by the Arbiter with respect to disputes under Section 2.7(c). The Post-Closing Statement, in the form determined pursuant to any of the foregoing clauses (i)-(iii) of this Section 2.7(d) shall be the “Final Post-Closing Statement”.

(e)          Post-Closing Adjustment to the Merger Consideration.

(i)          If the sum, in the Final Post-Closing Statement, of (A) the Net Working Capital Deficiency Amount (expressed as a negative number), if any, as defined below, (B) the Actual Cash minus Estimated Cash, and (C) the Estimated Closing Indebtedness Amount minus the Closing Indebtedness Amount in the Final Post Closing Statement (such cumulative amount, the “Post-Closing Adjustment Amount”) is a positive number or a negative number, then the Closing Merger Consideration shall be adjusted upward or downward, respectively, as the case may be, in an amount equal to the Post-Closing Adjustment Amount, with the Post-Closing Adjustment Amount allocated between the Closing Cash Consideration and the Closing Share Consideration in accordance with the Merger Consideration Allocation Percentages. In addition, if the Net Working Capital minus the Estimated Working Capital in the Final Post-Closing Statement is a positive number or negative number, then the principal amount of the Accounts Receivable Note shall be adjusted upward or downward, respectively, as the case may be, and if the downward adjustment is greater than the principal amount of the Accounts Receivable Note, then the excess of the downward adjustment (i.e., after the Accounts Receivable Note has been adjusted to zero) shall be included as a negative adjustment in the calculation of the Post-Closing Adjustment Amount (the “Net Working Capital Deficiency Amount”), as set forth in the preceding sentence. As soon as practicable, but not more than five (5) Business Days after the Final Post-Closing Statement is determined, either: (A) Buyer shall deliver, or cause to be delivered, to the Stockholders (x) by wire transfer of immediately available funds to an account designated by each of the Stockholders, an amount equal to the portion of the Post-Closing Adjustment Amount allocated to the adjustment of the Closing Cash Consideration in accordance with the Merger Consideration Allocation Percentages multiplied by each Stockholder’s respective Pro Rata Share and (y) book-entry Buyer Common Stock evidencing the portion of the Post-Closing Adjustment Amount allocated to the adjustment of the Closing Share Consideration in accordance with the Merger Consideration Allocation Percentages, in accordance with each Stockholder’s respective Pro Rata Share; or (B) the Stockholder Representative, on behalf of the Stockholders, shall deliver, or cause to be delivered, to the Buyer (x) by wire transfer of immediately available funds to an account designated by Buyer, an amount equal to the portion of the Post-Closing Adjustment Amount allocated to the adjustment of the Closing Cash Consideration in accordance with the Merger Consideration Allocation Percentages multiplied by each Stockholder’s respective Pro Rata Share, and (y) book-entry transfer from the Stockholders of Buyer Common Stock evidencing the Merger Consideration Allocation Percentage with respect to the Closing Share Consideration of such excess. In addition, as soon as practicable, but not more than five (5) Business Days after the Final Post-Closing Statement is determined, the Parties shall take such steps as shall be necessary to adjust the principal amount on the Accounts Receivable Note accordingly.

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Any amounts not paid when required pursuant to this Section 2.7(e) shall bear interest from the required date of payment to the actual date of payment at a rate which is two percentage points (2%) per annum in excess of the rate of interest announced publicly by Citibank N.A. in New York, New York from time to time as its base rate. The Closing Consideration Schedule, the Post-Closing Statement, the Final Post-Closing Statement and all components thereof shall be prepared in accordance with the Accounting Principles and Exhibit C to the Closing Consideration Schedule. For purposes of determining the number of shares of Buyer Common Stock to be paid as part of the Post-Closing Adjustment Amount pursuant to this Section 2.7, the value of a share of Buyer Common Stock shall be equal to the Average Price calculated as of the date of the payment.

(ii)         Notwithstanding anything to the contrary herein, in the event that there is a Post-Closing Adjustment Amount, and as a result thereof the Closing Date Value of the Closing Share Consideration and the Relevant Value of any Post-Closing Common Stock Consideration is (but for this sentence) and as reduced by the Relevant Value of any Buyer Common Stock transferred by the Stockholders to the Buyer under this Section 2.7 or to an Indemnifying Party under Section 7.10 is less than eighty and a half percent (80.5%) of the sum (the “Applicable Sum”) of (a) the Closing Date Value of the Closing Share Consideration and the Relevant Value of any Post-Closing Common Stock Consideration and as reduced by the Relevant Value of any Buyer Common Stock transferred by the Stockholders to the Buyer under this Section 2.7 or to an Indemnifying Party under Section 7.10, (b) the Closing Cash Consideration plus or minus the Post-Closing Adjustment Amount plus the Indemnity Holdback Cash Amount, and (c) any other post-Closing consideration paid to the Stockholders pursuant to this Agreement (including the Relevant Value of any Post-Closing Common Stock Consideration paid thereunder and all payments made under Section 7.4 and Section 7.10 but less any other post-Closing payments made by the Stockholders pursuant to this Agreement, then the Post-Closing Adjustment Amount shall be adjusted, to the minimum extent possible, so that the Post-Closing Adjustment Amount (or portion thereof) is payable in a number of shares of Buyer Common Stock or cash, as the case may be, such that, following any Merger Consideration adjustments pursuant to this Section 2.7(e), the value of the Common Stock of the Buyer issued as consideration pursuant to this Agreement (based on the Closing Date Value of the Closing Share Consideration and the Relevant Value of any Post-Closing Common Stock Consideration and as reduced by the Relevant Value of any Buyer Common Stock transferred by the Stockholders to the Buyer under this Section 2.7 or to an Indemnifying Party under Section 7.10) is eighty and a half percent (80.5%) of the Applicable Sum. The foregoing provisions are intended to ensure that the transactions described herein will satisfy the requirement of Code Section 368(a)(2)(E)(ii) and shall be applied in a manner consistent with such intention.

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Section 2.8           Withholding. Each of the Buyer and the Company shall be entitled to deduct and withhold from the Merger Consideration and from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code and the Treasury Regulations or any provision of applicable state, local or foreign Tax Law and shall timely and properly remit any such deducted and withheld amounts to the appropriate Governmental Entity. Before making any such deduction or withholding, the Buyer, the Company and any Affiliate thereof shall promptly provide the Stockholder Representative notice of its intention to make such deduction or withholding and, in reasonable detail, the authority, basis and method of calculation for the proposed deduction or withholding (and the Buyer, the Company and any Affiliate shall provide notice within a reasonable time prior to making such deduction or withholding). The Buyer, the Company and any Affiliate shall provide the Stockholder Representative and the applicable Stockholders with a reasonable opportunity to obtain reduction of or relief from such deduction or withholding from the applicable taxing authority and/or execute and deliver to or file with such taxing authority and/or the Buyer, the Company and any Affiliate such affidavits, certificates and other documents as may reasonably be expected to afford the applicable Stockholder reduction of or relief from such deduction or withholding. The Buyer, the Company and any Affiliate shall reasonably cooperate with the Stockholder Representative and the applicable Stockholder to obtain such reduction of or relief from such deduction or withholding. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. As of the date hereof, the Buyer, the Company and any Affiliate thereof represents that it has no plan or intention of deducting or withholding, or causing to be deducted or withheld, any amounts with respect to any payments to be made under this Agreement.

Section 2.9           Operation of Business. Subsequent to the Closing, Buyer shall have sole discretion with respect to all matters relating to the operation of the business of the Company; provided, however, until Buyer provides to the Stockholder Representative written evidence of book-entry issuance of the shares of Buyer Common Stock comprising the Closing Share Consideration, Buyer shall operate the Surviving Entity as a standalone business unit consistent with the Company’s past practice, and Buyer shall refrain from making material changes to the scope or nature of the Company’s business without the Stockholder Representative’s prior written consent.

Section 2.10         Pre-Closing Distributions. Prior to the Closing, the Company shall declare and make a distribution to the Stockholders of all Excess Cash and the Accounts Receivable Note (the “Pre-Closing Distribution”). The Parties agree that the Pre-Closing Distribution shall be treated as a distribution subject to Section 301 of the Code. No Party (including the Surviving Entity after Closing) shall take any action or position inconsistent with such treatment, and each Party shall cause their Affiliates to do likewise, unless otherwise required by applicable Law.

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ARTICLE III

CLOSING; CLOSING DELIVERIES

Section 3.1           Closing. The consummation of the transactions (the “Closing”) shall take place remotely by the electronic exchange of documents and signatures on the Closing Date.

Section 3.2           Closing Deliverables.

(a)          At the Closing, the Stockholders will deliver, or cause to be delivered, to Buyer:

(i)          reserved;

(ii)         restrictive covenant agreements, containing mutually agreeable terms, substantially in the form set forth on Exhibit B (each, a “Restrictive Covenant Agreement”), duly countersigned by James Morton, Douglas Jones and John Piri;

(iii)        the employment agreement, containing mutually agreeable terms, substantially in the form set forth on Exhibit C (the “Morton Employment Agreement”), duly countersigned by James Morton;

(iv)        a certificate in a form reasonably acceptable to Buyer from an officer of the Company, dated as of the Closing Date and attaching with respect to the Company a true and complete certified copy of the Company’s articles of incorporation, as amended, in effect as of the Closing Date and a certificate of status of the Company from, the State of Maryland Department of Assessments and Taxation, dated not earlier than five (5) Business Days prior to the date hereof;

(v)         payoff letters from each holder of Company Indebtedness wire instructions, forms of security interest termination statements to be filed promptly upon satisfaction of such Company Indebtedness and any other evidence of payment of the Closing Indebtedness Amount in full and instruments necessary to effect the release of all Encumbrances (other than Permitted Encumbrances) on the assets and properties of the Company, in each case in form and substance reasonably acceptable to the Surviving Entity;

(vi)        an IRS Form W-9 from each Stockholder;

(vii)       the Company minute book;

(viii)      duly executed resignation letters of each and every officer, director, member and manager of the Company, in form and substance reasonably acceptable to the Surviving Entity;

(ix)         evidence of receipt of all required consents listed on Schedule 3.2(a)(x) in form and substance reasonably acceptable to Buyer; and

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(x)          within three (3) Business Days following the Closing, one or more USB drives containing, in electronic format, all documents posted to the virtual data room by the Company or the Stockholders as of the Closing; provided, that, for the avoidance of doubt, it is acknowledged, understood and agreed by Buyer that such delivery is for information and convenience purposes only and shall not be deemed, in any manner, to amend, expand, change or otherwise modify any of the terms, provisions and conditions of this Agreement, including the representations and warranties of contained in ARTICLE IV or ARTICLE V.

(b)          At the Closing, Buyer will deliver, or cause to be delivered, to the Stockholder Representative:

(i)          the Closing Cash Consideration;

(ii)         evidence of the request of the book-entry recording of all shares of Buyer Common Stock comprising the Closing Share Consideration in accordance with the Stockholders’ respective Pro Rata Shares;

(iii)        evidence of the submission of the duly completed Supplemental Listing Application to the NYSE (as defined below) by Buyer with respect to the Closing Share Consideration;

(iv)        a certificate in a form reasonably acceptable to the Stockholder Representative from an officer of Buyer, dated as of the Closing Date and attaching: (x) with respect to Buyer, a true and complete certified copy of Buyer’s articles of incorporation, as amended, in effect as of the Closing Date and a certificate of good standing of Buyer from, the Secretary of State of Nevada, dated not earlier than five (5) Business Days prior to the date hereof; and (y) with respect to the Merger Sub, a true and complete certified copy of the Merger Sub’s certificate of formation, in effect as of the Closing Date and a certificate of good standing of the Merger Sub from, the Secretary of State of Delaware, dated not earlier than five (5) Business Days prior to the date hereof;

(v)         the Restrictive Covenant Agreements, containing mutually agreeable terms, duly executed by the Surviving Entity; and

(vi)        the Morton Employment Agreement, containing mutually agreeable terms, duly executed by the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANY

The Stockholders hereby represent and warrant as follows to Buyer as of the Closing Date:

Section 4.1           Organization of the Company; Authority; Due Execution.

(a)          The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland, has all corporate requisite power and authority to own (or, as applicable, lease) and operate its properties and assets and to carry on its business as presently conducted, and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect. Schedule 4.1(a) hereto contains a correct and complete list of each jurisdiction where the Company is qualified or licensed to do business. The Company has made available to the Buyer the Company Records.

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(b)          The Company has all requisite corporate power and authority to enter into this Agreement and each of the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Transaction Documents to which the Company is a party have been executed and delivered by the Company and (assuming that this Agreement and each of the other Transaction Documents to which the Company is a party have been duly and validly authorized, executed and delivered by the other Persons party thereto) constitute valid, binding and enforceable obligations of the Company, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.2           Subsidiaries; Equity Investments. The Company does not own or control, directly or indirectly, or have the power to vote the shares of, any capital stock or other ownership interests of any Person.

Section 4.3           Company Governmental Consents and Notices; Company Non-Governmental Consents; Violations of Law.

(a)          Except as set forth in Schedule 4.3a) hereto, no notices, reports or other filings are required to be made by the Company (“Company Governmental Notices”) with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company (“Company Governmental Consents”) from, any Governmental Entity under any Laws or Permits as a result of, in connection with, or as a condition to the execution, delivery or performance by the Company of this Agreement, or any other Transaction Document to which it is a party, or the consummation of the transactions contemplated hereby and thereby. Schedule 4.3a) shall clearly distinguish between Company Governmental Notices and Company Governmental Consents.

(b)          Except for any consents, approvals, permits or authorizations required to be obtained by the Company from any non-Governmental Entity as provided in Schedule 4.3b) (“Company Non-Governmental Consents”), the execution, delivery and performance by the Company of this Agreement, or any other Transaction Document to which it is a party, does not, and the consummation of the transactions contemplated hereby and thereby will not, with or without notice, lapse of time or both: (i) constitute or result in (i) a breach or violation of, a default under, the Company’s Governing Documents, or (ii) a material breach of or default under any Laws applicable to the Company, (iii) result in a material violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of acceleration of any obligations under, the creation of a material payment obligation under any Contract, or the creation of an Encumbrance on any assets of the Company; or (ii) give any party to any Material Contract, the right to revoke, renegotiate, withdraw, suspend, cancel, terminate or modify such Material Contract.

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Section 4.4           Financial Statements; Undisclosed Liabilities; Dividends and Distributions; Indebtedness.

(a)          Attached as Schedule 4.4a) hereto are the following financial statements of the Company (the “Financial Statements”): (i) the internally prepared balance sheets of the Company as of December 31, 2022 and December 31, 2021 (the balance sheet as of December 31, 2022 being the “Balance Sheet”, and December 31, 2022 being the “Balance Sheet Date”), and (ii) the internally prepared statements of income for the years ended December 31, 2022 and December 31, 2021, together with all related footnotes and schedules thereto. The Financial Statements (x) have been prepared on an accrual basis in conformity with GAAP applied on a consistent basis throughout the periods covered thereby consistent with the Accounting Principles, (y) fairly present in all material respects the financial condition and results of operations of the Company as of the respective dates thereof and for the periods referred to therein, and (z) are consistent with the Company’s books of account. The Company has made available for inspection by Buyer, true, correct and complete copies of all books of account relating to the Company, and such books of account have been maintained in accordance with good business and bookkeeping practices.

(b)          The Company does not have any liability or obligations of any nature (whether known or unknown), absolute or contingent, liquidated or unliquidated, due or to become due (or otherwise) except for (i) liabilities and obligations reflected or reserved against the Balance Sheet or set forth on Schedule 4.4b) hereto, (ii) liabilities and obligations which have arisen since the Balance Sheet Date in the Ordinary Course of Business, or (iii) contractual liabilities or obligations incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet and would not have a Material Adverse Effect.

(c)          The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that the Company maintains no off-the-book accounts and that the Company’s assets and properties are used only in accordance with the Company’s management directives. The Company has established and maintains a system of internal accounting controls which provide reasonable assurance that (i) financial reporting and the preparation of financial statements (including the Financial Statements) in accordance with GAAP, including policies and procedures that required records are maintained in reasonable detail accurately and fairly reflect, in all material respects, the transactions and dispositions of the assets of the Company; (ii) transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP, (iii) receipts and expenditures of the Company are made only in accordance with appropriate authorizations of management and the Company Board and (iv) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of the Company.

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(d)          Within the past six (6) years, neither the Company nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Company, has received or otherwise had or obtained any knowledge of any complaint, allegation, assertion or claim, whether made in writing or made orally to any director, officer or inside legal counsel or outside counsel to the Company, questioning the accounting or auditing practices, procedures, methodologies or methods of the Company or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in improper accounting or auditing practices.

(e)          Except as set forth on Schedule 4.4e)(i), no Company Indebtedness contains any restriction upon the prepayment of any of such Company Indebtedness. With respect to each item of Company Indebtedness, the Company is not in material default and no material payments are past due. Except as set forth in Schedule 4.4e) (ii), neither the execution, delivery or performance of this Agreement or any other Transaction Document, nor the consummation of the transactions contemplated hereby or thereby, will result in a default or breach of the terms of, or accelerate the maturity of or performance under, any conditions, covenants or other terms of any such Company Indebtedness. The Company has not guaranteed and is not responsible for, nor has any liability for, any Company Indebtedness of any other Person, and the Company has not guaranteed any other obligation of any other Person.

(f)          The Company does not have and has never had any outstanding liabilities or obligations to any Person pursuant to or in connection with any benefit or program provided under the CARES Act and has never applied for, or received or incurred, any loan, grant or other financial accommodation, directly or indirectly, pursuant to the Paycheck Protection Program, established under the CARES Act, or any other lending program authorized by the CARES Act and administered by the Small Business Administration.

Section 4.5           Capitalization.

(a)          Schedule 4.5a) contains a true, correct and complete listing of all beneficial and record owners of any Shares. All voting rights in the Company are vested exclusively in the Shares, and all of the Shares are validly issued in compliance with applicable Laws, fully paid and non-assessable.

(b)          (i) No subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any Shares from the Company or any other equity interests from the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any Shares, or its other equity interests in the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem, or otherwise acquire, any Shares, its other equity interests, or any interest therein, or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

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(c)          Except as set forth in Schedule 4.5c), there is no agreement, written or oral, between the Company, on the one hand, and any holder of its securities, on the other hand, or, to the Company’s Knowledge, among any holders of Company securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co sale rights or “drag along” rights), registration under the Securities Act, as amended, or voting, of the Shares or their other equity interests.

Section 4.6           Litigation. Except as set forth in Schedule 4.6, there are no pending Proceedings and, to the Company’s Knowledge, no Person has threatened to commence any Proceeding against the Company, or to enjoin the transactions contemplated by this Agreement or any Transaction Document related hereto, or involving any of the Company’s properties or rights. Except as set forth in Schedule 4.6, in the past three (3) years, the Company has not been subject to any material Proceeding nor has the Company settled any threatened claim, suit or prosecution prior to commencement of any Proceeding.

Section 4.7           Personal Property. The Company currently owns or leases all personal property (“Personal Property”) necessary to conduct its business and operations as they are currently being conducted free and clear of all Encumbrances except Permitted Encumbrances. The Company has maintained the Personal Property in satisfactory operating condition, ordinary wear and tear excepted, and is adequate for the business as currently conducted by the Company. The material Personal Property owned or leased by the Company as of the date of this Agreement is set forth on Schedule 4.7 and is all of the Personal Property that is necessary and sufficient for the operation of the Company’s business as presently being conducted.

Section 4.8           Real Property. Schedule 4.8 hereto sets forth, as of the date of this Agreement, a complete and correct list of all real property leased, subleased, or licensed by the Company (collectively the “Company Leases”) and the location of the premises subject to the Company Leases (such premises, the “Company Leased Property”). Except as set forth in Schedule 4.8, (i) neither the Company nor, to the Company’s Knowledge, any other party, is in violation of or default under any of the Company Leases; and (ii) to the Company’s Knowledge, no condition exists which, upon the passage of time or the giving of notice or both, would cause a default. Except as set forth in Schedule 4.8 hereto, no Company Leased Property is occupied by a third party, and, to the Company’s Knowledge, no third party has any rights with respect to the Company Leased Property other than the rights of the lessor thereof. The Company has provided to the Surviving Entity complete and correct copies of all the Company Leases, including all amendments thereto; no material term or condition of any of the Company Leases has been modified, amended or waived except as shown in such copies; and there are no other agreements or arrangements whatsoever relating to the Company’s use or occupancy of any of the Company Leased Property. The Company has not transferred, mortgaged, assigned, subleased or licensed any interest in any of the Company Leases. There has not been any fire or other casualty affecting any of the Company Leased Property. There does not exist any actual, or to the Company’s Knowledge threatened or contemplated condemnation, taking or other eminent domain proceeding that affects any of the Company Leased Property. The Company does not now own, nor has it ever owned, any real property.

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Section 4.9           Title to Assets. The Company owns, and has good and valid title to, all assets owned by it, including all assets reflected on the Balance Sheet, except for assets sold or otherwise disposed of in the Ordinary Course of Business since the Balance Sheet Date. All of said assets are owned by the Company free and clear of any Encumbrances, except for Permitted Encumbrances.

Section 4.10         Tax Matters.

(a)          Except as set forth in Schedule 4.10a), all Tax Returns required to have been filed by the Company have been duly and timely filed and all such Tax Returns are true, correct and complete in all material respects. All Taxes of the Company, whether or not shown as due on such Tax Returns have been fully paid when due (excluding Taxes payable under commercial contracts the primary purpose of which does not involve Taxes). The unpaid Taxes of the Company, if any, do not exceed any payable or liability for Taxes plus any reserve for Tax liability (other than a reserve for deferred Taxes established to reflect timing differences between book and Tax income) in each case as set forth on the face of the Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time from the Balance Sheet Date through the Closing Date in accordance with the past custom and practice of the Company.

(b)          Except as set forth in Schedule 4.10b), there are no audits, actions or proceedings currently pending or, to the Company’s Knowledge, threatened in writing against the Company by any Governmental Entity for the assessment or collection of Taxes, no unresolved claim for the assessment or collection of Taxes has been asserted against the Company, and there are no matters under discussion, audit or appeal between the Company and any Governmental Entity with respect to the assessment or collection of Taxes. Any unpaid Taxes that have been claimed or imposed as a result of any examination of any Tax Return of the Company by any Governmental Entity are being contested in good faith and are fully described in Schedule 4.10b). There are no Tax liens on any of the assets of the Company other than Permitted Encumbrances. Other than in favor of the Company’s outside accountants, no power of attorney has been granted by the Company with respect to any matter relating to Taxes. The Company has not participated in a transaction that is described as a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1). Within the preceding three (3) years, the Company has not received any written claim from any Governmental Entity in a jurisdiction in which the Company has not filed Tax Returns that the Company or its business, income or assets may be subject to taxation by that jurisdiction. The Company is not subject to any action or proceeding of a Governmental Entity imposing on the Company any obligations or liabilities with respect to another Person’s Taxes.

(c)          Except as set forth in Schedule 4.10c), the Company has withheld or deducted all Taxes or other amounts from payments to Employees or other Persons required to be so withheld or deducted, and has timely paid over such Taxes or other amounts to the appropriate Governmental Entity to the extent due and payable.

(d)          Except as set forth in Schedule 4.10d), the Company has not requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver (which request, offer, agreement, arrangement or waiver is currently in force), providing for any extension of time within which (i) to file any Tax Return covering any Taxes for which it is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which it is or may be liable; (iii) it is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Entity may assess or collect Taxes for which it is or may be liable.

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(e)          Set forth in Schedule 4.10e) is a list, as of the date of this Agreement, of the most recent examinations and audits by Governmental Entities for each Tax for which the Company has been audited during the last three (3) years. The Company has provided to the Surviving Entity true and complete copies of the relevant portions of any Tax audit reports, statements of deficiency and notices of assessment of the relevant Governmental Entity and any closing or other agreement or any final report received by or on behalf of the Company or otherwise relating to any Taxes of the Company in each case for each such examination or audit showing any adjustments to Taxes and the basis therefore. The Company has provided the Surviving Entity with true and complete copies of all federal and state income Tax Returns for the Company and all other material Tax Returns filed by or on behalf of the Company for all periods ending on or after December 31, 2018.

(f)          The Company is not a party to or bound by any Tax indemnity, Tax allocation or Tax sharing agreement, other than agreements entered into by the Company in the Ordinary Course of Business or the primary purpose of which does not relate to Taxes. The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company a member of which is the Surviving Entity) nor does it have any liability for the Taxes of any Person (other than the Company or any member of an affiliated, consolidated, combined, unitary or other similar group of which the Surviving Entity is a member) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law) or as a transferee or successor.

(g)          The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)          change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)         “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

(iii)        intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);

(iv)        prepaid amount received on or before the Closing Date;

(v)         installment sale or open transaction disposition made on or prior to the Closing Date; or

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(vi)        election under Code Section 108(i).

(h)          The Company is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

(i)          The Company has not deferred the payment of any payroll Taxes pursuant to any provision of the COVID-19 Tax Acts or claimed any Tax credit in respect of payroll taxes or wages under any provision of the COVID-19 Tax Acts.

(j)          There are no outstanding rulings of, or requests for rulings with, any Tax authority addressed to the Company that are, or if issued would be, binding on the Company.

(k)          Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties contained in this Section 4.10 are the sole representations and warranties with respect to Tax matters of the Company, and the representations and warranties contained in this Section 4.10 are only being made in respect of, and can only be relied upon for, Pre-Closing Tax Periods. Notwithstanding anything to the contrary contained in this Agreement, no representation or warranty is being made concerning the intended tax treatment, or validity, of the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code, nor is any representation or warranty being made concerning the availability of any Tax attribute of the Company including, but not limited to, any net operating losses, capital losses or Tax credits available as of the Closing.

Section 4.11         Employees.

(a)          Schedule 4.11a)(i) lists, as of the date of this Agreement, the name, current annual base salary or hourly rate of pay (as applicable), current cash bonus target and current cash bonus received or accrued, current commission rate and current commissions received or accrued, 2022 base salary, 2022 cash bonus target and 2022 cash bonus received or accrued, title, date of hire, location (state and city), credited service, accrued and unused paid time off, status under the Fair Labor Standards Act/other similar Law (“FLSA”) as exempt or non-exempt from minimum wage and overtime requirements, and employment status (active or nature of leave of absence and expected return date, and full-time or part-time), with respect to each present employee of the Company (each, an “Employee”). No Employees are providing services to the Company outside of the United States. Schedule 4.11a)(ii) lists all individual and single-member entity independent contractors of the Company who provide or have provided services for the Company during any period in 2021, 2022 or 2023 (each, an “Independent Contractor”) and sets forth for each such Independent Contractor the fee schedule and the total amount, by calendar year, of all fees paid or accrued for such services provided during 2021, 2022 and 2023, location (state and city) where services were provided, a summary of the services rendered by such Independent Contractor, the applicable term for which services were or are anticipated to be provided, and whether a written contract for services has been executed.

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(b)          Schedule 4.11(b)(i) lists, as of the date of this Agreement, all Employees and Independent Contractors covered by any written employment, consulting, severance, change-in-control, or retention agreement and any non-competition, non-solicitation, non-disparagement, confidentiality, proprietary information or similar agreement with the Company (each of the foregoing, an “Employment and Services Agreement”), and the Company has provided or made available to the Surviving Entity current and complete copies of each such agreement. To the Company’s Knowledge, no Employee or Independent Contractor is in breach of any non-competition agreement to which the Company is not a party as a result of providing services to the Company. Except as set forth on Schedule 4.11(b)(ii), the employment of all Employees is “at will” and may be terminated by the Company at any time, for any reason or no reason, with or without advance notice, in accordance with applicable Law. Except as set forth on Schedule 4.11(b)(iii), no Employee (x) is owed any severance or other separation pay at the time of termination of employment, or (y) has given any notice of his or her intention to resign from employment with the Company or, to the Company’s Knowledge, has indicated plans to terminate his or her employment with the Company within the twelve (12) months following the Closing Date.

(c)          Schedule 4.11c) lists and describes, as of the date of this Agreement, any Proceedings in the last three (3) years whereby the Company sought to enforce a confidentiality, proprietary information, non-competition, or non-solicitation agreement, including, but not limited to, formal Proceedings.

(d)          Except as set forth on Schedule 4.11d), the Company has not, nor has it ever been, bound by or subject to (and none of its assets or properties are bound by or subject to), and the Company is not currently negotiating any collective bargaining agreement or similar agreement or arrangement with any labor union or other collective bargaining representative, nor is there currently or has there been within the last three (3) years (or, to the Company’s Knowledge, threatened) any labor strike, dispute, walkout, work stoppage, slowdown, lockout or other proceeding or claim against or involving the Company relating to the alleged material violation of any Law pertaining to labor relations, including any unfair labor practice charge or complaint filed by an employee or union with the National Labor Relations Board or any comparable Governmental Entity. To the Company’s Knowledge, there is no current union organizing activity among any of the Employees or any union representation petition pending or threatened. There has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act or similar state or local Law) with respect to the Company within the last three (3) years.

(e)          The Company is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, including but not limited to independent contractor classification, terms and conditions of employment, termination of employment, discrimination, retaliation, and harassment (on the basis of any protected category or activity), leave policies, workers’ compensation, minimum and overtime wages, payment of wages, hours of work, occupational safety and health, privacy, immigration, and employee classification under the FLSA, and has not engaged in any unlawful employment practices that could result in material liability to the Company, and is not in breach of any Employment and Services Agreement. The Company is not liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). Except as set forth on Schedule 4.11e), there are no Proceedings pending or, to the Company’s Knowledge, threatened, involving the Company relating to its employment practices, any of the applicable Laws described in this Section 4.11, or an Employment and Services Agreement. Except as set forth on Schedule 4.11e)(ii), there is not currently pending, nor has there been within the past three (3) years, any charge, complaint, or other claim filed by an employee or individual with the Equal Employment Opportunity Commission, Department of Labor, or any comparable Governmental Entity related to the Company.

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(f)          The Company has paid in full to all Employees and former employees, directors or managers and all Independent Contractors and former independent contractors of the Company any wages, salaries, commissions, bonuses, benefits, compensation, overtime, cashouts of accrued unused paid time off or leave, and severance or any other amounts due upon termination of employment that are due and payable.

(g)          To the Company’s Knowledge, no claims or allegations have been made against the Company or any current or former director, officer, supervisor, or employee for discrimination, sexual or other harassment, sexual misconduct or retaliation, nor, to the Company’s Knowledge, is any such claim threatened or pending or is there any reasonable basis for such a claim. During the past three (3) years, the Company has not entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by a director, officer, supervisor, or employee of the Company.

(h)          The Company has at all times complied in all material respects with all applicable Laws concerning COVID-19 Pandemic, including, but not limited to, face mask and other protection requirements, and social distancing guidelines. The Company has not incurred, and, to the Company’s Knowledge, no condition exists that would reasonably be expected to subject the Company to, any material Tax, fine, interest or penalty or other liability imposed by applicable Law in respect of COVID-19 Pandemic.

Section 4.12         Employee Benefits.

(a)          Schedule 4.12a) sets forth, as of the date of this Agreement, each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), as well as all other benefit or compensation plans, programs, contracts, policies, agreements or arrangements, including any bonus, deferred compensation, option, restricted stock, restricted stock unit, phantom stock, stock appreciation right, profits interests, equity or equity-based, retirement, pension, employment, offer letter, restrictive covenant, separation, consulting, severance, gratuity, termination indemnity, incentive, commission, retention, profit sharing, vacation, death benefit, sick leave, material fringe benefit, paid time off, accident, disability, change of control, employee health or other welfare benefit plan, program, policy, agreement or other arrangement, whether written or oral, involving direct or indirect benefits, (other than salary, as compensation for services rendered), maintained, sponsored, contributed to or obligated to be contributed to by the Company or its ERISA Affiliates for the benefit of current or former officers, directors, managers, employees, agents, consultants, independent contractors or representatives of the business of the Company, or with respect to which the Company has any liability, including on account of an ERISA Affiliate. Each such item listed, or required to be listed, on Schedule 4.12a) is referred to herein as a “Compensation and Benefit Plan”. In addition, Schedule 4.12a) indicates whether each Compensation and Benefit Plan providing for insurance benefits of any kind is fully insured or self-insured.

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(b)          There is no pending or, to the Company’s Knowledge, threatened Proceedings (i) relating to any of the Compensation and Benefit Plans or fiduciary or sponsor thereof, or (ii) relating to any compensation and benefit plans, policies, agreements or arrangements of the Company that have expired or terminated (other than, in each case, routine claims for benefits), and, to the Company’s Knowledge, there are no facts which would reasonably be expected to give rise to any such Proceedings. With respect to each Compensation and Benefit Plan, (x) there are no matters currently pending under the Employee Plans Compliance Resolution System maintained by the IRS or any similar voluntary self-disclosure program maintained by any other Governmental Entity, (y) during the preceding six (6) years, there has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) which has resulted or would reasonably be expected to result in a material liability to the Company, its ERISA Affiliates, or any of the Company’s employees, and (z) during the preceding six (6) years, no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, with respect to any Compensation and Benefit Plan (or any benefit plans, policies, agreements or arrangements of the Company that have expired or terminated), excluding transactions effected pursuant to a statutory or administration exemption, that would reasonably be expected to result in material liability to the Company or its ERISA Affiliates.

(c)          For each Compensation and Benefit Plan, true and complete copies of the following documents (to the extent applicable) have been made available to the Surviving Entity prior to the date hereof:

(i)          current plan documents and any amendments thereto (or, if there is no written plan document, then a description of its terms);

(ii)         any current trust agreement, insurance policy or Contract, or other funding agreement;

(iii)        current summary plan descriptions and summaries of material modifications;

(iv)        the three (3) Form 5500 annual reports, including all attachments, most recently filed with the U.S. Department of Labor;

(v)         the most recent actuarial valuation or financial statement;

(vi)        the most recent IRS determination letter or opinion letter for all plans intended to be qualified under Section 401(a) of the Code;

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(vii)       any minimum coverage, top-heavy or non-discrimination testing performed in the last three (3) years; and

(viii)      all material reports, letters or other communications received from or provided to the relevant Governmental Entity during the preceding three (3) years regarding the Compensation and Benefit Plan.

(d)          All of the Compensation and Benefit Plans have been operated and administered and are in compliance in all material respects with their terms and all applicable Laws, including, but not limited to, the Code and ERISA. All contributions (including all employee and employer contributions, insurance premiums, or intercompany charges) to each Compensation and Benefit Plan that were required under the terms of such Compensation and Benefit Plan, ERISA, the Code, or other applicable Law have been made by the due date thereof, including any valid extension. With respect to each Compensation and Benefit Plan, there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly accrued on the Financial Statements.

(e)          Each individual who renders or has rendered services to the Company who is or was classified by the Company as having the status of an independent contractor, consultant or other non-employee status for any purpose (including for purposes of taxation and tax reporting) is and was properly so characterized. The Company has not received any claim or notice from any Person to the effect that the Company has improperly classified an individual as an independent contractor, consultant, or other non-employee status, and, to the Company’s Knowledge, there is no reasonable basis for any such claim. Each individual who renders or, within the last three (3) years has rendered, services to the Company who is or was classified by the Company as exempt under the FLSA and state and local wage and hour laws is and was properly so characterized. The Company has not received any claim or notice from any Person to the effect that the Company has improperly classified the exempt/non-exempt status of any employee, and, to the Company’s Knowledge, there is no reasonable basis for any such claim. No individual classified by the Company as an independent contractor or other non-employee status would be deemed an employee or common-law employee under any Compensation and Benefit Plan or applicable Law.

(f)          Each Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or in the case of a master or prototype plan, a favorable opinion letter) as to its qualification under the Code, and, to the Company’s Knowledge, nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification. Except as set forth on Schedule 4.12(f), no such Compensation and Benefit Plan currently holds or within the past five (5) years has held securities of the Company or any ERISA Affiliate.

(g)          Neither the Company nor any ERISA Affiliate maintains, sponsors, participates in, contributes to (or within the preceding six (6) years has maintained, sponsored, participated in or contributed to), or has any obligation to contribute to or has any other liability or is reasonably expected to have any liability (including current or potential withdrawal liability) with respect to, any (i) “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) “defined benefit plan” (as defined in Section 3(35) of ERISA), or any other plan that is or was subject to Section 412 or 430 of the Code or Section 302 or Title IV of ERISA, (iii) “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA) or (iv) “multiple employer plan” within the meaning of 210 of ERISA or Section 413(c) of the Code.

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(h)          With respect to each Compensation and Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides health, life or death benefits with respect to current or former employees of the Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. The Company has complied, in all material respects, with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code and similar provisions of state law, and there are no outstanding, uncorrected violations under such laws, with respect to any of the Compensation and Benefit Plans, covered employees or qualified beneficiaries that would be reasonably likely to result in a material liability to the Company or any ERISA Affiliate thereof, or the Surviving Entity.

(i)          Except as set forth in Schedule 4.12i), neither the execution of this Agreement by the Company nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (w) entitle any Person to a payment (including severance, unemployment compensation, golden parachute payment, bonus or otherwise), (x) trigger, increase or accelerate the time of payment of, or trigger or accelerate the vesting of any rights in, any payment, forgiveness of indebtedness or any other benefit pursuant to any Compensation and Benefit Plan, (y) obligate the Surviving Entity to continue any Compensation and Benefit Plan or (z) result in any material breach or violation of, or a material default under, any Compensation and Benefit Plan.

(j)          Except as provided in Schedule 4.12j), and subject to the Code, ERISA or other applicable Law, each Compensation and Benefit Plan may be amended or terminated by the Company or the Surviving Entity on or at any time prior to or after the Closing on no more than thirty (30) days’ notice without giving rise to any liability other than for payment of benefits that have accrued prior to such amendment or termination.

(k)          Each Compensation and Benefit Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A(d)(i) of the Code has been documented, operated and administered in compliance in all material respects with the requirements of Section 409A of the Code and final Treasury Regulations and all other IRS guidance issued thereunder, and nothing has occurred or is reasonably expected or intended to occur with respect to any such Compensation and Benefit Plan that would cause the Company to incur any Tax withholding penalty or any Person to incur any Tax in respect of the provisions of Section 409A of the Code. No arrangement exists pursuant to which the Company or the Surviving Entity will be required to “gross up” or otherwise compensate any Person because of the imposition of any Tax under Section 409A of the Code.

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(l)          The Company does not sponsor, maintain or contribute to, is not obligated to contribute to, and has no liability with respect to, any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract, including multiemployer plan, retirement savings, superannuation, pension, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation or any other employee benefit plan, agreement, program, policy or other arrangement, in each case, that is maintained outside the jurisdiction of the United States or covers any “nonresident aliens” within the meaning of Section 4(b)(4) of ERISA.

(m)          The Company has not made any payments, is not obligated to make any payments, or is not a party to any agreement that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of any federal, state, provincial, local or non-U.S. Tax Law).

(n)          The Company does not have any liability by reason of an individual who performs or performed services for the Company in any capacity being improperly excluded from participating in any Compensation and Benefit Plan or any Person being improperly allowed to participate in any Compensation and Benefit Plan.

Section 4.13         Intellectual Property.

(a)          Schedule 4.13a)(i) sets forth all United States and foreign patents and patent applications, trademark and service mark registrations and applications, Internet domain name registrations and applications, and copyright registrations and applications owned by the Company, any material trade secrets, material common law trademarks, service marks, trade names, and any material unregistered copyrights owned by the Company (“Material Owned Intellectual Property”). Schedule 4.13a)(ii) sets forth all licenses, sublicenses and other agreements or permissions (the “IP Licenses”), under which the Company is a licensee of any Intellectual Property that is necessary for the Ordinary Course of Business, other than commercially available, off-the-shelf, shrink-wrap license agreements. The Company exclusively owns, free and clear of all Encumbrances (other than Permitted Encumbrances), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Material Owned Intellectual Property.

(b)          The Company has valid and enforceable licenses to use all Intellectual Property that is the subject of the IP Licenses. The Company is in compliance in all material respects with all obligations imposed on it in the IP Licenses, has made all payments required to date, and is not in breach or default thereunder, nor, to the Company’s Knowledge, has any event occurred that with notice or lapse of time or both would constitute a default thereunder. Subject to having obtained the Company Non-Governmental Consents set forth in Schedule 4.3(b), the continued use (through the applicable term of the IP License), by the Company of the Intellectual Property that is the subject of the IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of the Company. All registrations for copyrights, patents and trademarks that are part of the Material Owned Intellectual property are in force, and all applications of the Company to register any copyrights, patents and trademarks are pending and in good standing, all without any pending or, to the Company’s Knowledge, threatened challenges of any kind. To the Company’s Knowledge, there are no facts or circumstances that would render any Material Owned Intellectual Property invalid or unenforceable. No person (including any Company employees, consultants, or contractors) other than the Company has any ownership rights in any Material Owned Intellectual Property. Neither the execution nor consummation by the Company of this agreement shall result in the Company being obligated to pay any royalties, fees or other material amounts to any third party in excess of those payable in the absence of this agreement.

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(c)          No Claim is pending or, to the Company’s Knowledge, threatened, that challenges the validity, enforceability, ownership, or right of the Company to use, sell, license or sublicense any Material Owned Intellectual Property or Company products or services or restricts the conduct of the Company’s business in order to accommodate or avoid Intellectual Property Rights of a third party. No item of Material Owned Intellectual Property is subject to any outstanding order, stipulation, charge or agreement restricting the use, the licensing, or the sublicensing thereof. The Company has received no Claim, written notice, or to the Company’s Knowledge, oral notice, alleging that the Company has and to the Company’s Knowledge the Company has not, infringed upon or otherwise violated the Intellectual Property Rights of third parties; nor, to the Company’s Knowledge, is there any basis for any such Claim. To the Company’s Knowledge, no third party is infringing upon or otherwise violating any of the Material Owned Intellectual Property.

(d)          All computer systems, including the Company software, firmware, hardware, networks, interfaces, and related systems owned or licensed by the Company (collectively, the “Business Systems”) are sufficient for the needs of the business as currently conducted, have sufficient capacity and maintenance and support requirements to satisfy the requirements of the business of the Company, as currently conducted, with regard to information and communications technology, data processing and communications. The Company has used commercially reasonable measures to safeguard its Business Systems with information security controls, and disaster recovery and business continuity practices.

(e)          The Company maintains policies and procedures regarding data security, privacy, and personal information that are commercially reasonable. Except as disclosed in Schedule 4.13(e)(1), during the last four (4) years, the Company has required all officers, directors, employees, subcontractors, consultants, contractors, and other persons having or having had access to the Company’s confidential information or Intellectual Property or to such third party’s confidential information or Intellectual Property to execute valid, enforceable written agreements requiring them to maintain the confidentiality of such information and Intellectual Property and use such information and Intellectual Property only for the benefit of the Company or such third party in the ordinary course of employment or Contract performance for the Company. Except as set forth in Schedule 4.13(e)(2) of the Disclosure Schedule, to the Company’s Knowledge, no employee, consultant, contractor, or subcontractor of the Company has transferred or disclosed any Intellectual Property or confidential or proprietary information of the Company to any third party or otherwise used, transferred or disclosed any Intellectual Property in violation of any Law or any term of any employment agreement, confidentiality or non-disclosure agreement, patent or invention disclosure agreement or other Contract relating to the relationship of such employee with the Company. To the Company’s Knowledge, there has been no successful data security breach of any Company Business Systems, unauthorized intrusions, or unauthorized acquisition, access, use or disclosure of any information related to the Company, whether owned, transmitted, used, stored, received or controlled by or on behalf of the Company within the last four (4) years that would create a Material Adverse Effect.

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(f)          Reserved.

(g)          Except as set forth in Schedule 4.13(g) of the Disclosure Schedule, no Open Source Software was or is used in, incorporated into, integrated with, or bundled by the Company with any Material Owned Intellectual Property distributed by the Company in a manner (i) that would require any portion of the Material Owned Intellectual Property (A) to be disclosed or distributed to any third party, (B) to be disclosed or distributed in source code form, (C) to be licensed to any third party, including for the purpose of making modifications or derivative works, or (D) to be redistributable at no charge.

Section 4.14         Reserved.

Section 4.15         Absence of Certain Changes. Except as set forth in Schedule 4.15, since the Balance Sheet Date the Company has conducted its business only in, and has not engaged in any transaction other than according to, the Ordinary Course of Business, and there has not occurred: (a) any Material Adverse Effect; (b) any damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company, whether or not covered by insurance; (c) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, equity or property) in respect of the Shares or other securities of the Company, or any repurchase, redemption or other reacquisition of any Shares or other securities of the Company, or agreed to do any of the foregoing; (d) any sale, transfer or other disposition of any of its assets except (i) assets which were obsolete, (ii) inventory sold in the Ordinary Course of Business, or (iii) non-exclusive licenses granted to customers in the Ordinary Course of Business; (e) any change in the Company’s accounting principles, practices or methods; (f) any issue or sale of any Shares, bonds or other securities of any type whatsoever of the Company; (g) any capital expenditures which are not set forth in the annual budget; (h) any increase in its indebtedness for borrowed money or any loan or advance made to any Person, or assumed, guaranteed or otherwise become liable with respect to the obligation of any Person; (i) any cancellation of any debts or claims owed to it, or any amendment, termination or waiver of any rights of value to the Company; (j) write down of the value of any assets owned, leased or otherwise used by the Company, including inventory and capital lease assets, except on account of depreciation and amortization in the Ordinary Course of Business; (k) any acquisition, sale, assignment, transfer, termination, disposition or license, whether from or to any Person, of any Intellectual Property other than in the Ordinary Course of Business; (l) any write-off of any accounts receivable, or any portion thereof, as uncollectible; (m) any amendment to material Tax Returns, any change in any material Tax election or Tax accounting method or period, or any settlement or compromise of any Tax liability; or (n) any agreement or commitment to take any of the actions referred to in clauses (c) through (m) above. Since the Balance Sheet Date, except as set forth in Schedule 4.15, there has not been any increase in or the acceleration of vesting or payment of the compensation or benefits payable or provided to or that could become payable by the Company other than in the Ordinary Course of Business to: (x) any Representatives of the Company, or (y) any employee, director, manager or independent contractor of the Company, and there has not been any amendment or termination of any of its Compensation and Benefit Plans, other than as required by Law.

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Section 4.16         Accounts Receivable. The accounts receivable appearing on the Balance Sheet represent valid, actual, bona fide obligations owing to the Company and, to the Company’s Knowledge are collectible without set off or counterclaim by the Company, net of reserves. The accounts receivable arising from the Balance Sheet Date through the Closing Date represent valid obligations owing to the Company and, to the Company’s Knowledge, as of the Closing Date, are collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Company, net of reserves. Any reserves provided for accounts receivable in the financial books and records of the Company have been or will be computed in accordance with the Accounting Principles. Except as set forth in Schedule 4.16, up to the Closing Date, the Company’s rights in respect of accounts receivable, and under any security related thereto, have been enforced by the Company in the Ordinary Course of Business consistent with past practices.

Section 4.17         Bank Accounts. Schedule 4.17 hereto sets forth, as of the date of this Agreement, a list of all bank accounts, certificates of deposit and safe deposit boxes of the Company including the name and address of each bank branch and the names of those Persons authorized to sign thereon as of the date of this Agreement.

Section 4.18         Compliance with Laws.

(a)          Except as set forth in Schedule 4.18a), the Company is and the business of the Company is being conducted in all material respects in compliance with all Laws applicable to the Company, its business, its assets or the Company Capital Stock. No Proceeding by any Governmental Entity with respect to the Company or affecting any of its properties or assets is pending or, to the Company’s Knowledge, threatened and no Governmental Entity has indicated in writing an intention to conduct the same. To the Company’s Knowledge, no change is required in the Company’s processes, properties or procedures in connection with any such Laws and the Company has not received any written notice or communication, whether written or oral, of any noncompliance with any such Laws that has not been cured as of the date hereof.

(b)          Schedule 4.18b) sets forth, as of the date of this Agreement, the Permits that have been obtained by the Company, and such Permits are (i) all valid and in full force and effect and (ii) all of the Permits required for the Company to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted. The execution, delivery and performance of this Agreement or any Transaction Document, and the consummation of the transactions contemplated hereby and thereby, will not result in a violation of or default under and will not cause the revocation or cancellation of any Permit. The Company has not received any communication and, to Company’s Knowledge, there are no facts or circumstances, which would reasonably lead it or them to believe that any of the Permits are not currently in good standing. The Company has kept all required records and has filed with Governmental Entities all required notices, supplemental applications and annual or other reports required to maintain any Permits to the operation of the Company’s business.

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Section 4.19         Environmental Matters. Except as disclosed in Schedule 4.19 hereto: (i) the Company has complied with all applicable Environmental Laws in all material respects; (ii) the Company does not have any liability under any Environmental Law for any Hazardous Substance disposal or contamination on the properties currently or formerly owned or leased by the Company; (iii) to the Company’s Knowledge, the Company does not have any liability under any Environmental Law for any Hazardous Substance disposal or contamination on any third party property; (iv) the Company has not received any written notice, demand, letter, claim or request for information alleging that it may be in violation of or liable under any Environmental Law; (v) the Company is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity under any Environmental Law or relating to Hazardous Substances; and (vi) to the Company’s Knowledge, there are no circumstances or conditions involving the Company that would reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any of its property pursuant to any Environmental Law.

Section 4.20         Contracts and Commitments.

(a)          Schedule 4.20a) sets forth a true and complete list, as of the date hereof, of all of the following Contracts (for the avoidance of doubt, other than Government Contracts, Company Leases, or IP Licenses):

(i)          Contract by which the Company has sold or agreed to sell services to a customer during the 2021 or 2022 fiscal years in excess of Twenty Five Thousand Dollars ($25,000) in any twelve-month period and for which any obligations of any party thereto remain unperformed or unsatisfied;

(ii)         Contract by which the Company has purchased or agreed to purchase goods or services from a supplier in excess of Twenty Five Thousand Dollars ($25,000) in any twelve-month period and for which any obligations of any party thereto remain unperformed or unsatisfied;

(iii)        covenant not to compete or other covenant (A) limiting or restricting the development, marketing, distribution or sale of any of the products or services of the Company or any future line extension of such products or services into other forms, (B) limiting or restricting the ability of the Company to enter into any market or line of business or to compete with any other Person, or (C) restricting or prohibiting the Company from transacting business or dealing in any manner with any other Person;

(iv)        Contract that contains a “most-favored nation” or “most-favored-customer” clause;

(v)         Contract with any Affiliate, director, officer, manager, equityholder, or Employee of the Company;

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(vi)        management, employment, service, consulting, severance, incentive, transaction bonus or other similar type of Contract, including any agreement pursuant to which any severance, golden parachute or bonus payments are due to Employees, directors, managers or Independent Contractors in connection with a change of control of the Company;

(vii)       profit sharing, equity option, equity purchase, equity appreciation, deferred compensation or other material plan or agreement for the benefit of the Company’s present and former employees or independent contractors;

(viii)      Company IP Contracts;

(ix)         mortgage, pledge, security agreement, deed of trust, loan agreement, credit agreement, indenture, conditional sale or title retention agreement, equipment financing obligation or other instrument or agreement either (A) creating or granting an Encumbrance upon any of the material properties or assets of the Company (other than Permitted Encumbrances), or (B) requiring the payment of penalties or other costs upon the early payment, termination or retirement of any amounts owing thereunder;

(x)          collective bargaining agreement or other Contract with any labor union or association representing Employees;

(xi)         Contract establishing, creating or governing any partnership, alliance, affiliation, subcontract, joint venture, limited liability company, limited liability partnership or similar relationship;

(xii)        Contract to make any capital expenditures or capital additions or improvements in an amount in excess of Twenty Five Thousand Dollars ($25,000) and for which any obligations by any party remain;

(xiii)       guaranty, surety or similar Contracts by which the Company makes itself primarily or contingently liable in respect of any indebtedness of any other Person;

(xiv)      agency, dealer, sales representation or other similar Contract;

(xv)       Contract providing for the indemnification of any current or former Representative of the Company;

(xvi)      any teaming agreement in respect of any Government Contract or Government Bid;

(xvii)     any leases, other than the Company Leases;

(xviii)    Contracts under which a default by the Company under such Contract or a termination right by the customer under such Contract (i) would not arise or (ii) would not arise for a period of thirty (30) days if (A) the interruption of the delivery of a service or product of the Company results from the COVID-19 Pandemic, or (B) the delivery of a service or product of the Company otherwise not in compliance with such Contract results from the COVID-19 Pandemic; or

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(xix)       Contract entered into outside the Ordinary Course of Business or that is otherwise material to the Company.

Contracts required to be disclosed on Schedule 4.20a) hereto pursuant to this Section 4.20(a), are hereinafter referred to as “Material Contracts.”

(b)          Each Material Contract is a valid and binding obligation of the Company, in full force and effect and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and the implied covenant of good faith and fair dealing. Neither the Company nor, to the Company’s Knowledge, any other party to any Material Contract, is in material violation of or in material default under any Material Contract, and, to the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that, with or without notice, lapse of time or both, would reasonably be expected to (i) result in a violation of or default under any Material Contract, (ii) give any party the right to cancel, terminate or modify any Material Contract, or (iii) give any party to any Material Contract the right to seek damages or other remedies.

(c)          The Company has made available to the Surviving Entity true, correct and complete copies of all Material Contracts as currently in effect, and except as set forth in Schedule 4.20c), there have been no oral or written modifications, amendments or waivers with respect to of any of the terms of any of the Material Contracts.

Section 4.21         Insurance.

(a)          Schedule 4.21 hereto sets forth as of the date hereof (i) the policies of insurance presently in force covering the Company, including, without restricting the generality of the foregoing, those covering public liability, personnel, properties, buildings, equipment, furniture, fixtures and operations, specifying in each case the name of the insurer, type of coverage, term of policy, limits of liability and annual premium; (ii) any fidelity or performance bonds placed by the Company; (iii) all outstanding insurance claims by the Company for damage to or loss of property or income which have been referred to insurers or which the Company believes to be covered by commercial insurance; and (iv) any agreements, arrangements or commitments by or relating to the Company under which the Company indemnifies any other Person or is required to carry insurance, fidelity bonds or performance bonds for the benefit of any other Person. The Company has delivered or made available to the Surviving Entity complete and correct copies of the policies and agreements set forth on Schedule 4.21, together with “loss runs” for the past three (3) years based on information received from the Company’s insurance carrier(s) or broker(s).

(b)          The insurance policies, fidelity bonds and performance bonds set forth on Schedule 4.21 are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the Closing have been paid, and no written notice of cancellation or termination has been received with respect to any such policy or bond. Such policies and bonds (i) are sufficient for compliance in all material respects with all requirements of applicable Law and all agreements relating to the Company; (ii) are valid, outstanding and, to the Company’s Knowledge, enforceable policies, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law); (iii) subject to obtaining the Company Non-Governmental Consents, will remain in full force and effect through the respective dates set forth in Schedule 4.21 without the payment of additional premiums; and (iv) subject to obtaining the Company Non-Governmental Consents, will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The Company has not been refused any insurance or bonds, nor has any such coverage been limited, by any insurance carrier or surety company to which the Company has applied for any such insurance or bonds or with which the Company has carried insurance or obtained bonds during the last five (5) years.

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Section 4.22         Affiliate Arrangements; Affiliate Interests.

(a)          Except as set forth in Schedule 4.22a), there are no transactions, agreements, arrangements, understandings, obligations, liabilities or claims (“Affiliate Arrangements”) between the Company and a Person (i) that is an Affiliate of the Company or (ii) with respect to which any Affiliate of the Company, or any member of the immediate family of any such Affiliate, owns more than ten percent (10%) of the voting equity of such Person. Except as set forth on Schedule 4.22a), any such Affiliate Arrangements were entered into in the Ordinary Course of Business and on commercially reasonable terms and conditions. Any accounts due and payable by the Company to any Affiliate thereof are recorded on the Company Records, as the case may be, at their fair market value. Since the Balance Sheet Date, there has been no repayment, forgiveness or other release of indebtedness owed by or to a Person not at arms-length with the Company.

(b)          Except as set forth in Schedule 4.22b), no equityholder, member, manager, employee, officer, director or other Representative of the Company has any interest in any property, real or personal, tangible or intangible, including, without limitation, any Material Owned Intellectual Property, used in or pertaining to the business of the Company.

Section 4.23         Customers.

(a)          Since January 1, 2020, the Company maintains and has maintained reasonably good commercial working relationships with its customers, no event has occurred that would reasonably be expected to materially and adversely affect the Company’s relations with any Material Customer.

(b)          Schedule 4.23 contains a list of the top ten (10) customers (the “Material Customers”) by revenue of the Company during the 2021 and 2022 fiscal years date together with, in each case, the amount billed to, and revenue received from, each Material Customer during such periods.

(c)          Except as set forth in Schedule 4.23, no Material Customer has notified the Company in writing that it intends to change its relationship or any material terms upon which it will conduct business with the Company (such as an intention to terminate or not renew a contract, to revise pricing, to decrease volume or to change the products purchased) which would have an economic consequence in excess of Twenty Five Thousand Dollars ($25,000).

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Section 4.24         Privacy Laws. The Company, and to the Company’s Knowledge, each of its Employees and Independent Contractors in connection with providing services for the Company, have complied in all material respects with, and are in material compliance with, all applicable Laws and Contract provisions governing data protection, privacy and the use of personal or individually identifiable information howsoever defined under such Laws. Except as set forth on Schedule 4.24, the Company does not collect, possess or process any information which is subject to the data protection, privacy or any similar Laws of any jurisdiction outside of the U.S.

Section 4.25         Government Contract and Regulatory Matters.

(a)          Lists of Government Contracts and Government Bids.

(i)          Schedule 4.25a)i) sets forth, as of the date hereof, a current, complete and accurate list of each Government Contract. Each Government Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms against the Company and, to the Company’s Knowledge, all other parties thereto. To the Company’s Knowledge, each Government Contract was awarded in compliance with applicable Law. The Company has not received written notice that any Government Contract is currently the subject of bid or award protest proceedings. The Company has delivered or otherwise made available to the Surviving Entity complete and correct copies of each such Government Contract, including each open purchase order, task order or delivery order issued under such Government Contracts.

(ii)         Schedule 4.25a)ii) sets forth, as of the date hereof, a current, complete and accurate list of each Government Bid. The Company has delivered or otherwise made available to the Surviving Entity complete and correct copies of all such Government Bids.

(iii)        Reserved.

(iv)        Except as set forth on Schedule 4.25a)iv), there exists no Government Contract or Government Bid (A) in connection with which the Company represented to any Governmental Entity, prime contractor or third party that the Company qualified as a Small Business Concern, a Small Disadvantaged Business, an 8(a) concern, a Service-Disabled Veteran-Owned Small Business Concern, a Veteran-Owned Small Business Concern, a Historically Underutilized Business Zone Small Business Concern, a Woman-Owned Small Business Concern, a “protégé” under a mentor-protégé agreement or program, or any other preferential status (collectively, “Preferred Bidder Status”); or, (B) in the case of a Government Contract, that the Company would not have been eligible or invited to submit a bid or receive but for its Preferred Bidder Status.

(b)          Representations and Warranties Regarding Government Contracts and Government Bids. The Company represents and warrants that:

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(i)          The Company has never submitted a Government Bid for or been awarded a Government Contract reserved or set-aside for companies having a Preferred Bidder Status which the Company was ineligible to be awarded due to its business classification.

(ii)         Except as set forth on Schedule 4.25b)ii), no Government Contract is required to be terminated or reduced in any way by a Governmental Entity as a result of the consummation of the transactions contemplated by this Agreement.

(iii)        With respect to each Government Contract and Government Bid, during the preceding six (6) years:

(A)         The Company has complied, in all material respects, with the terms and conditions of each Government Contract, including all clauses, provisions and requirements incorporated expressly and by reference. To the Company’s Knowledge, no event has occurred in connection with a Government Contract or Government Bid which, with the passage of time or the giving of notice or both, would reasonably be expected to result in a material default or breach of a Government Contract.

(B)         The Company has complied, in all material respects, with all applicable Laws and regulations pertaining to each Government Contract or Government Bid, including the following Laws to the extent applicable: the Truth in Negotiations Act of 1962, the Service Contract Act of 1965, the Office of Federal Procurement Policy Act, the Federal Property and Administrative Services Act, the FAR, the Cost Accounting Standards, the International Traffic in Arms Regulation or other export control Laws.

(C)         All representations and certifications made pertaining to each Government Contract or Government Bid were current, accurate and complete, in all material respects, as of their effective date, and all such representations and certifications have continued to be current, accurate and complete, in all material respects, to the extent required by the terms of a Government Contract or applicable Law. The Company has not submitted a Government Bid or been awarded a Government Contract based upon material misrepresentations or inaccuracies in representations and certifications executed in connection therewith or contained in the System for Award Management.

(D)         All invoices and claims for payment, reimbursement or adjustment, including requests for progress payments and provisional payments, submitted by or on behalf of the Company in connection with a Government Contract were current, accurate and complete as of their applicable submission dates.

(E)         All certified cost or pricing data submitted by or on behalf of the Company in connection with a Government Contract or Government Bid were current, accurate and complete in all material respects as of the certification date.

(F)         The Company has, to the extent required by applicable Laws and the terms of its Government Contracts, maintained systems of internal controls, including quality control systems, cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems and material management systems, that are in compliance, in all material respects, with all requirements of the Government Contracts.

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(G)         Except as set forth on Schedule 4.25b)iii)G) no Government Contract has been terminated for convenience or default.

(H)         The Company has not received any written cure notice or show cause notice regarding performance of a Government Contract or any written, or to the Company’s Knowledge oral, notice of, claim for, or assertion of, a condition of default, breach of contract, or material violation of applicable Law, in connection with a Government Contract or Government Bid.

(I)         Except as set forth on Schedule 4.25b)iii)I), there has not been any material withholding or set-off of any payments by a Governmental Entity or prime contractor or higher-tier subcontractor nor has there been any attempt to withhold or set-off, any payments due under any Government Contract on any basis, including the basis that a cost incurred or invoice rendered by the Company was questioned or disallowed by a Governmental Entity, prime contractor or higher-tier subcontractor or any of their audit representatives would any such withholding or set-off reasonably be expected to occur.

(J)         The Company has not performed any activities under any Government Contract that would reasonably be expected to create or result in the Company having an Organizational Conflict of Interest as defined in FAR subpart 9.5 and/or other applicable Laws.

(K)         The Company has not received a written, or to the Company’s Knowledge, oral, notice that any of its subcontractors, teaming partners, consultants, agents or representatives has violated any applicable Law in connection with any Government Contract or any Government Bid for which the Company would reasonably be expected to incur any material liability.

(L)         Except as set forth on Schedule 4.25b)iii)L), no Government Contract has, to date or is currently projected to have, fully burdened costs incurred in excess of the Government Contract fixed price, or, in the case of flexibly-priced or cost-reimbursement Contracts, would reasonably be expected to have fully burdened costs incurred in excess of the ceiling price or funded amount of the Government Contract.

(M)         The Company is not subject to any forward pricing rate agreements as described in FAR section 15.407-3 or FAR subpart 42.17.

(N)         The Company has not received any past performance evaluations or ratings below “Satisfactory” pertaining to any Government Contract.

(c)          Investigations, Audits and Internal Controls. Except as set forth on the Schedule 4.25c), at all times over the past six (6) years, with respect to any Government Contract or Government Bid:

(i)          There is no pending claim, or, to the Company’s Knowledge, any reasonable basis to give rise to any claim against the Company for fraud or violation of the United States civil or criminal False Claims Acts, the United States Procurement Integrity Act, or other Law applicable to any Government Contract.

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(ii)         The Company has not been served with any document requests, subpoenas, search warrants or civil investigative demands addressed to or requesting information involving the Company, or any of its officers, employees, Affiliates, agents or representatives in connection with or related to any Government Contract or Government Bid.

(iii)        The Company has not received notice that it, or any of its predecessors, officers, directors, employees, Affiliates, agents or representatives, has been under administrative, civil or criminal investigation, indictment or criminal information, or audit by a Governmental Entity (other than routine audits by the Government Audit Agency in the Ordinary Course of Business) with respect to any Government Contract, Government Bid or applicable Law, including any audit relating to a suspected, alleged or possible violation of United States civil or criminal False Claims Acts or the United States Procurement Integrity Act, provision of defective or non-compliant products or services, mischarging of prices or costs, misstatements of fact, or other acts, omissions or irregularities relating to any Government Contract or Government Bid.

(iv)        Neither the Company nor any Company Principal (as defined in FAR 2.101) has conducted any internal audit, review or inquiry (whether or not any outside legal counsel, auditor, accountant or investigator was engaged) with respect to any suspected, alleged or possible violation of any Government Contract, Government Bid or applicable Law.

(v)         The Company has not made, and is not and has never been required to make, any disclosure to a Governmental Entity under FAR Subpart 3.1003 or FAR clause 52.203-13.

(vi)        Neither the Company nor, to the Company’s Knowledge, any predecessor of the Company has made a voluntary disclosure to any Governmental Entity with respect to any alleged suspected, alleged or possible breach, violation, irregularity, mischarging, misstatement or other improper act or omission arising under or relating to any Government Contract or Government Bid.

(vii)       The practices and procedures used by the Company in estimating costs and pricing proposals and accumulating, recording, segregating, reporting and invoicing costs in connection with a Government Contract or Government Bid are, in all material respects, in compliance with applicable Laws, including FAR Part 31 and all applicable Cost Accounting Standards and related regulations, to the extent such requirements are applicable and no audit by a Governmental Entity (including the Government Audit Agency) in the past six (6) years has questioned such costs or identified any other failure to comply, in all material respects, with contractual requirements or applicable Law.

(viii)      Schedule 4.25c)viii) lists each draft or final written audit report received by the Company and issued by any Governmental Entity (including the Government Audit Agency) with respect to any Government Contract, Government Bid or any direct or indirect cost or other accounting practice of the Company as of the date hereof. The Company has delivered or otherwise made available to the Surviving Entity correct and complete copies of each such report.

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(d)          Debarment, Suspension and Exclusion.

(i)          Neither the Company nor any Affiliates, officers, directors, employees, agents or any Principal (as defined in FAR 2.101) of the Company are, or have been the subject of a debarment, suspension or exclusion from participation in programs funded by any Governmental Entity or in the award of any Government Contract, nor, are any of them listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs (“Listing”), nor to the Company’s Knowledge has any such debarment, suspension or exclusion proceeding or proposed Listing been initiated in the past six (6) years.

(ii)         The Company has not been determined by a Governmental Entity to be non-responsible or ineligible for award of a Government Contract within the past six (6) years.

(e)          Claims, Disputes, Requests for Equitable Adjustment and Financing. With respect to Government Contracts and Government Bids, except as described on Schedule 4.25e):

(i)          The Company does not have any outstanding requests for equitable adjustment or claims asserted by or against a Governmental Entity or any prime contractor, subcontractor, vendor or other third party arising under or relating to a Government Contract or Government Bid.

(ii)         The Company has not received written notice of any outstanding disputes between the Company and any Governmental Entity under the Contract Disputes Act or any other applicable Law governing disputes arising under such Government Contracts. To the Company’s Knowledge, there are no outstanding disputes between any prime contractor for which the Company serves as a subcontractor under the Contract Disputes Act or any other applicable Law governing disputes arising under such Government Contracts.

(iii)        The Company has not received written, or to the Company’s Knowledge, oral, notice of any disputes between the Company, on the one hand, and any prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any such Government Contract or Government Bid.

(iv)        There are no financing arrangements or assignments of proceeds with respect to any Government Contract other than as provided in the Company’s commercial bank or financing documents set forth on Schedule 4.20a).

(f)          Government Property.

(i)          Reserved.

(ii)         Schedule 4.25f)i) identifies, as of the date hereof, all personal property, equipment and fixtures loaned, bailed or otherwise furnished to the Company, and in the Company’s possession as of the date hereof, by or on behalf of a Governmental Entity (the “Government Furnished Items”), the current locations thereof and the Government Contract pursuant to which such Government Furnished Items were issued. The Company has complied, in all material respects, with all of its obligations relating to the Government Furnished Items and upon the return thereof to any Governmental Entity in the condition thereof on the date hereof, the Company would reasonably be expected to have no liability with respect thereto.

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(g)          Security Clearances. Where applicable, each employee of the Company possesses all United States Government personnel security clearances required to perform his/her work under the Government Contracts requiring such clearances (“Personnel Security Clearances”) and the Company possesses all facility security clearances required to perform the Government Contracts requiring such clearances (“Facility Security Clearances”) and (i) where applicable, to the Company’s Knowledge, the subcontractor(s) and independent contractor(s) of the Company possess all necessary security clearances required to perform the Government Contracts of the Company requiring such clearances; (ii) except to the extent disclosure thereof is prohibited by applicable Law, Schedule 4.25g) sets forth a true and complete list as of the date hereof of all Facility Security Clearances held by the Company and all Personnel Security Clearances held by the employees of the Company (by category only) to the extent held or required in connection with the work performed on a Government Contract on behalf of the Company. The clearances set forth on Schedule 4.25g) are all of the Facility Security Clearances and Personnel Security Clearances reasonably necessary to conduct the current business of the Company; (iii) all requisite Personnel Security Clearances and Facility Security Clearances are valid and in full force and effect; and (iv) where applicable, the Company is in compliance with all material requirements of the National Industrial Security Program Operating Manual, and any other similar requirements in the Company’s Government Contracts regarding such clearances.

(h)          Export Control. The Company is registered with the U.S. Department of State Directorate of Defense Trade Controls (“DDTC”) as a manufacturer of defense articles or furnisher of defense services pursuant to the International Traffic in Arms Regulations (“ITAR”). The Company has not received written notice that it is the subject of an investigation or inquiry or subject to civil or criminal penalties imposed by any Governmental Entity or made a voluntary disclosure with respect to violations of applicable Laws relating to the import, export or re-export of products, technology, software, services or other information from the United States. The Company has not manufactured “defense articles,” exported “defense articles” or furnished “defense services” or “technical data” to foreign nationals in the United States or abroad, as those terms are defined in 22 Code of Federal Regulations Sections 120.6, 120.9 and 120.10, in violation of applicable Law.

(i)          Government Relations. Neither the Company nor, to the Company’s Knowledge, any officers, directors, employees or agents of the Company (or members, distributors, representatives or other persons acting on the express, implied or apparent authority of the Company), have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other unlawful thing of value, any unlawful discount, or any other unlawful inducement, to or from any Person or Governmental Entity in the United States or elsewhere in connection with or in furtherance of the Company’s business, including any offer, payment or promise to pay money or other thing of value (i) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist the Company in obtaining business for or with, or directing business to, any Person, or (ii) to any Person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes. The Company’s business is not in any manner dependent upon the making or receipt of such payments, discounts or other inducements. The Company has not otherwise taken any action that would reasonably be expected to cause the Company to be in violation in any material respect of the Foreign Corrupt Practices Act of 1977 (the “FCPA”), as amended, the Anti-Kickback Act of 1986 (the “Anti-Kickback Act”), Laws restricting the payment of contingent fee arrangements, or any applicable Laws of similar effect. To the Company’s Knowledge, there is no charge, Proceeding or investigation by any Governmental Entity with respect to a violation of the FCPA or the Anti-Kickback Act that is now pending or has been threatened with respect to the Company. The Company has not, in the past six (6) years, made any voluntary disclosure with respect to a possible violation of the FCPA or the Anti-Kickback Act.

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(j)          Trade Compliance Laws and Customs Laws.

(i)          The Company, its Affiliates, and to the Company’s Knowledge, their respective officers, directors, managers, employees and agents have complied at all times in all material respects, and are in compliance in all material respects with all applicable Trade Compliance Laws. The Company and, to the Company’s Knowledge, its Affiliates, (A) have not directly or indirectly, exported, re-exported, sold or otherwise transferred (including transfers to non-U.S. Persons located in the United States) any supplies, software, technology or services subject to Trade Compliance Laws in violation of Trade Compliance Laws; (B) where required by applicable Law, have notified recipients of such supplies, software, technology or services of the potential applicability of Trade Compliance Laws to the recipients’ use or other disposition thereof; and (C) have not engaged in any other transactions, or otherwise dealt, with any Person with whom U.S. Persons are prohibited from dealing under Trade Compliance Laws, including, for example, any Person designated by the Office of Foreign Assets Control on the list of Specially Designated Nationals and Blocked Persons.

(ii)         The Company has not received notice, written, or to the Company’s Knowledge, oral, of any charge, proceeding or investigation by any Governmental Entity with respect to a violation of any applicable Trade Compliance Laws that is now pending.

(iii)        The Company is in compliance in all material respects with all applicable U.S. and non-U.S. customs Laws and regulations (“Customs Laws”), including any export or import declaration filing, payment of customs duties, compliance with import quotas, import registration or any other similar requirements related to the exportation or importation of supplies or services by the Company. The Company has not received written, or to the Company’s Knowledge, oral, notice of any charge, proceeding or investigation by any Governmental Entity with respect to a violation of any applicable Customs Laws that is now pending.

(iv)        Except as set forth on Schedule 4.25(j)(iv), the Company has not, in the past six (6) years, made any voluntary disclosure with respect to a possible violation of Trade Compliance Laws or Customs Laws to any Governmental Entity.

(k)          Intellectual Property Under Government Contracts. Schedule 4.25k) sets forth a true and complete list of all of the Material Owned Intellectual Property that was developed using funds from a Governmental Entity. The Company is not using any Intellectual Property developed under any Government Contract for purposes outside of the scope of that Government Contract without having obtained the necessary and appropriate prior permission of the cognizant Governmental Entity or prime contractor, subcontractor, vendor, or other authorized Person. The Company has not granted to any government entity or university, college, or other educational institution or research center, either expressly, or by any act or omission, any unlimited, unrestricted, exclusive or government purpose rights, or any similar rights in any Material Owned Intellectual Property.

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(l)          Multiple Award Schedules.

(i)          Except as disclosed on Schedule 4.25(l)(i), the Company has not at any time charged the U.S. government a price higher than its commercial customers or basis of award customers with respect to each multiple award schedule Government Contract it currently holds (each a “MAS Contract”).

(ii)         Except as set forth on Schedule 4.25(l)(ii), the Company has complied with the notice and pricing requirements of the price reduction clause in each Current MAS Contract, and there are no facts or circumstances that would reasonably be expected to result in a demand by the U.S. Government for a refund based upon the Company’s failure to comply with the price reduction clause. The Company has not offered any discounts to any of its customers in violation of the price reductions clause of any of its MAS Contracts.

(iii)        Except as set forth on Schedule 4.25(l)(iii), the Company has complied with all payment requirements of the industrial funding fee in each MAS Contract, and there are no facts or circumstances that would reasonably be expected to result in a demand by the U.S. Government for additional payment(s) based upon the Company’s failure to comply with the industrial funding fee payments.

(m)          Performance Ratings. Except as set forth on Schedule 4.25(m), during the past four (4) years, no final past performance evaluation received in writing by the Company with respect to any Government Contract has set forth a performance rating worse than “satisfactory”, a default, or other failure to perform that would reasonably be expected to materially and adversely affect the evaluation of offers submitted by the Company for future Government Contracts.

Section 4.26         Brokers and Finders. Neither the Company nor any of the Company’s Representatives has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 4.27         No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV, THE COMPANY AND THE STOCKHOLDERS DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING, EXPRESS OR IMPLIED) TO BUYER, ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO BUYER, ITS AFFILIATES OR REPRESENTATIVES BY ANY STOCKHOLDER, PARTNER, DIRECTOR, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL OR OTHER AGENT, CONSULTANT OR REPRESENTATIVE OF ANY STOCKHOLDER OR THE COMPANY), INCLUDING ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE, OR QUALITY OF THE COMPANY’S BUSINESSES OR ITS ASSETS, AND THE COMPANY AND THE STOCKHOLDERS SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ITS ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN ITS PRESENT CONDITION, AND BUYER SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY SET FORTH IN THIS ARTICLE IV AND ANY CERTIFICATE DELIVERED BY THE COMPANY PURSUANT HERETO.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATED TO THE STOCKHOLDERS

Each Stockholder, severally, but not jointly, represents and warrants to Buyer as of the Closing Date that:

Section 5.1           Authorization of Transaction; Binding Agreement for Stockholders.

(a)          Such Stockholder has the full right, capacity and power to enter into this Agreement and each of the other Transaction Documents to which he is a party. All necessary action on the part of such Stockholder has been taken to authorize the execution and delivery of this Agreement and the performance of his or her obligations hereunder and the consummation of the transactions contemplated hereby.

(b)          This Agreement constitutes the valid and legally binding obligation of such Stockholder, enforceable against him or her in accordance with its terms and conditions except to the extent enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws, or other laws affecting the enforcement of creditors’ rights or by the principles governing the availability of equitable remedies.

Section 5.2           Noncontravention.

(a)          Neither the execution and the delivery of this Agreement by such Stockholder, nor the consummation of the transactions contemplated hereby by such Stockholder, will: (a) violate any injunction, judgment, order, decree, ruling, charge or other restriction, or law, statute, rule or regulation of any Governmental Entity to which such Stockholder is subject, (b) violate any provisions of any trust document of any Stockholder that is a trust or (c) violate or constitute a default under, result in the termination of, accelerate the performance required by any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument of such Stockholder, or by which such Stockholder or any of his respective assets, is bound.

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Section 5.3           Ownership of Shares.

(a)          Such Stockholder holds of record and owns beneficially the number of shares of Company Capital Stock set forth next to his or her name on Schedule B hereto free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), liens or other encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. Such Stockholder is not a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement) that would require such Stockholder to sell, transfer or otherwise dispose of any shares of capital stock of the Company.

Section 5.4           Consents.

(a)          No consent, approval or authorization of, or registration, qualification or filing with, any Governmental Entity or other Person is required for the execution and delivery by such Stockholder of this Agreement or any other Transaction Document to which it is a party, or for the consummation by such Stockholder of the transactions contemplated hereby or thereby.

Section 5.5           Litigation.

(a)          There are no pending Proceedings and, to such Stockholder’s knowledge, no Person has threatened to commence any Proceeding against such Stockholder, or to enjoin the transactions contemplated by this Agreement or any Transaction Document related hereto, or involving any of the Stockholder’s properties or rights. No event has occurred or circumstance exists which, to such Stockholder’s knowledge, would reasonably be expected to give rise to or serve as a valid basis for the commencement of any Proceeding by or against such Stockholder.

Section 5.6           Brokers and Finders. Such Stockholder has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 5.7           Purchase Entirely for Own Account. Each Stockholder hereby confirms that the Buyer Common Stock to be acquired by such Stockholder will be acquired for investment for the Stockholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Stockholder further represents that such Stockholder does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Buyer Common Stock.

Section 5.8           Disclosure of Information. Each Stockholder has had an opportunity to discuss Buyer’s business, management, financial affairs and the terms and conditions of the offering of the Buyer Common Stock with Buyer’s management.

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Section 5.9           No General Solicitation. At no time (a) has any Stockholder or any of its Affiliates, been presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale or purchase of the Buyer Common Stock, whether or not such advertising or solicitation was received directly from Buyer or indirectly from a broker, finder or other Person or entity, nor (b) has any Stockholder or any of its Affiliates attended any public meeting or seminar concerning an investment in the Buyer Common Stock.

Section 5.10         Exculpation Among Stockholders. Each Stockholder acknowledges that it is not relying upon any Person in making its investment or decision to invest in Buyer. Each Stockholder agrees that neither any Stockholder nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Stockholder shall be liable to any other Stockholder for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Buyer Common Stock.

Section 5.11         Residence. Each Stockholder resides in the state or province identified in the address of the Stockholder set forth on Schedule B hereto.

Section 5.12         No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V, SUCH STOCKHOLDER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO THE SURVIVING ENTITY, ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO BUYER, ITS AFFILIATES OR REPRESENTATIVES BY ANY STOCKHOLDER, PARTNER, DIRECTOR, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL OR OTHER AGENT, CONSULTANT OR REPRESENTATIVE OF ANY STOCKHOLDER OR THE COMPANY), INCLUDING ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE, OR QUALITY OF THE COMPANY’S BUSINESSES OR ITS ASSETS, AND THE COMPANY AND THE STOCKHOLDERS SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ITS ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN ITS PRESENT CONDITION, AND BUYER SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY SET FORTH IN THIS ARTICLE V AND ANY CERTIFICATE DELIVERED BY THE COMPANY PURSUANT HERETO.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company as of the Closing Date that:

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Section 6.1           Organization of the Buyer Parties; Authority; Due Execution; Capitalization.

(a)          Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada and has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other business entity in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to prevent, materially delay or materially impair Buyer’s ability to consummate the transactions contemplated by this Agreement.

(b)          Buyer has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is party by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized. This Agreement and the Transaction Documents to which Buyer is party have been duly executed and delivered by Buyer and constitute the valid, binding and enforceable obligation of Buyer, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(c)          All issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued in compliance with applicable securities Laws. The shares of Buyer Common Stock comprising the Closing Share Consideration are duly authorized and will be validly issued by Buyer to the Stockholders, subject to the terms of and in accordance with this Agreement, clear of Encumbrances, and when issued, will be fully-paid and non-assessable. The shares of Buyer Common Stock comprising the Closing Share Consideration are eligible to be listed on the NYSE American LLC (“NYSE”).

(d)          The Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all corporate power and authority to own (or, as applicable, lease) and operate its properties and assets and to carry on its business as presently conducted. The Merger Sub has made available to the Stockholder Representative a complete and correct copy of its Governing Documents. The Governing Documents of the Merger Sub are in full force and effect and, except as provided in this Agreement, no proceeding for the amendment thereof is pending or currently contemplated, and the Merger Sub is not in violation of any provision of its Governing Documents.

(e)          The Merger Sub has all requisite corporate power and authority to enter into this Agreement and each of the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Transaction Documents to which the Merger Sub is a party have been executed and delivered by the Merger Sub and constitute valid, binding and enforceable obligations of the Merger Sub, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and the implied covenant of good faith and fair dealing.

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Section 6.2           Government Filings; No Violation.

(a)          Except as set forth in Schedule 6.2a), no notices, reports or other filings are required to be made by any Buyer Party (“Buyer Governmental Notices”) with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by any Buyer Party (“Buyer Governmental Consents”) from, any Governmental Entity in connection with the execution, delivery or performance by such Buyer Party of this Agreement or any Transaction Documents to which it is a party, or the consummation by such Buyer Party of the transactions contemplated hereby and thereby. Schedule 6.2a) shall clearly distinguish between Buyer Governmental Notices and Buyer Governmental Consents.

(b)          The execution, delivery and performance by each Buyer Party of this Agreement and the Transaction Documents to which it is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, constitute or result in a breach or violation of, or a default, with or without notice, lapse of time or both, under (i) any Buyer Party’s Governing Documents, or (ii) any contract to which any Buyer any Party is a party that is material to Buyer and its subsidiaries, taken as a whole, including the acceleration of any material obligations under or the creation of a material payment obligation under any such contract or the creation of an Encumbrance on any material assets of any Buyer Party. Each Buyer Party has made available to the Stockholder Representative a complete and correct copy of its Governing Documents. Such Governing Documents are in full force and effect and, except as provided in this Agreement, no proceeding for the amendment thereof is pending or currently contemplated, and no Buyer Party is in violation of any provision of its Governing Documents.

Section 6.3           Litigation. Except for one non-material employee claim made in the ordinary course of business, there is no Proceeding pending or, to Buyer’s Knowledge, threatened against or affecting any Buyer Party or any of its properties or rights, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or affecting any Buyer Party or any of its properties or rights that is reasonably likely, either individually or in the aggregate, to delay the ability of such Buyer Party to consummate the transactions contemplated by this Agreement.

Section 6.4           Compliance with Law and NYSE Listing Standards. No Buyer Party is in violation of any Law that would impair such Buyer Party’s ability to consummate the transactions contemplated by this Agreement. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on a Buyer Party, each Buyer Party has complied with and is not in default or violation under, and to the Buyer’s Knowledge, there are no facts or circumstances that would reasonably be expected to cause Buyer or any of its subsidiaries to violate, any applicable Law relating to Buyer or any of its subsidiaries. Shares of Buyer Common Stock are listed on the NYSE, and Buyer has taken no action designed to, or likely to have the effect of, delisting the shares of Buyer Common Stock from the NYSE, nor has Buyer received any notification that the NYSE is contemplating terminating such listing. Buyer is in compliance with all applicable listing requirements of the NYSE for the continued listing of the Buyer Common Stock.

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Section 6.5           SEC Reports.

(a)          Buyer has timely filed with, or otherwise furnished to, the SEC, as applicable, all registration statements, prospectuses, forms, reports, certifications, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be (such documents, as have been supplemented, modified or amended since the time of filing, collectively, the “Buyer SEC Reports”). As of their respective effective dates (in the case of the Buyer SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Buyer SEC Reports), or in each case, if amended prior to the date hereof, as of the date of the last such amendment, each Buyer SEC Report: (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements made in such Buyer SEC Reports, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC promulgated thereunder.

(b)          All of the audited financial statements and unaudited interim financial statements of Buyer included in or incorporated by reference into the Buyer SEC Reports, as applicable, including the related notes and schedules (collectively, the “Buyer Financial Statements”): (A) have been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments), (B) comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of Buyer and its consolidated subsidiaries as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments). Buyer has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

(c)          (i) RSM US LLP has not resigned or been dismissed as independent public accountants of Buyer as a result of or in connection with any disagreement with Buyer on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure; (ii) Buyer or any of its subsidiaries has not formally received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Buyer or its internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer has engaged in questionable accounting or auditing practices; (iii) no executive officer of Buyer has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act; and (iv) no enforcement action has been initiated or, to the Buyer’s Knowledge, threatened against Buyer, by the SEC relating to disclosures contained in any Buyer SEC Reports.

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(d)       Neither Buyer nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Buyer, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Buyer or any of its subsidiaries in Buyer Financial Statements or otherwise in Buyer SEC Reports.

(e)       As of the date of this Agreement, there are no unresolved comments (as such term is used under Item 1B of Form 10-K) received from the SEC staff relating to the Buyer SEC Reports. To the Buyer’s Knowledge, none of the Buyer SEC Reports is subject to ongoing SEC review or investigation. Buyer has made available, to the extent not available on EDGAR, to the Company true, correct and complete copies of all written correspondence between the SEC, on the one hand, and Buyer, on the other hand.

(f)       Buyer maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurances (a) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (b) that receipts and expenditures of Buyer are being made only in accordance with authorizations of management and the directors of Buyer and (c) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Buyer’s and its subsidiaries’ assets that could have a material effect on Buyer’s financial statements. Buyer (i) has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that material information required to be disclosed by Buyer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on the most recent evaluation by its Chief Executive Officer and its Chief Financial Officer, to Buyer’s auditors and the audit committee of Buyer’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect Buyer’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting.

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Section 6.6             Brokers and Finders. No Buyer Party has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 6.7             Investment Intention. Buyer is indirectly acquiring through the Merger the shares of capital stock of the Company for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Buyer understands that the shares of capital stock of the Company have not been registered under the Securities Act or any Blue Sky Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable Blue Sky Laws or pursuant to an exemption from any such registration.

Section 6.8             Tax Matters.

(a)           Neither the Buyer nor any of its Affiliates has taken or agreed to take any action that would reasonably be expected to prevent the Merger from constituting a reorganization under Section 368(a) of the Code. There exists no agreement or plan that would reasonably be expected to prevent the Merger from so qualifying.

(b)           Neither the Buyer (nor any Person related to the Buyer within the meaning of Treasury Regulation Section 1.368-1(e)(4)) has any plan, intention or right (other than as set forth in this Agreement) to acquire, purchase or redeem any Buyer Common Stock from the Stockholders following the Closing.

(c)           The Buyer plans and intends to continue at least one significant historic business line of the Company, or to use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

(d)           The Common Stock of the Buyer issued hereunder does not constitute non-qualified preferred stock under Section 351(g) of the Code.

(e)           Merger Sub is a newly formed, wholly owned, direct subsidiary of Buyer, is taxed as a Subchapter C corporation, and was formed for the sole purpose of the Merger.

Section 6.9             Solvency. Both before and after the Closing: (a) the fair value of the assets of Buyer (on a stand alone basis), and of Buyer and its subsidiaries, including after Closing, the Surviving Entity (taken as a whole), exceed their respective liabilities; (b) Buyer (on a stand-alone basis) does not have, and Buyer and its subsidiaries including after Closing, the Surviving Entity (taken as a whole) do not have, unreasonably small capital; and (c) each of Buyer (on a stand alone basis), and Buyer and its subsidiaries including after Closing, the Surviving Entity (taken as a whole), will be able to pay their respective liabilities as they mature or otherwise become due. Immediately after the Closing, and assuming the correctness of the Stockholders’ and the Company’s representations herein, each of Buyer and the Surviving Entity will be solvent and will have assets which have fair value in excess of its liabilities.

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Section 6.10             Securities Act Exemption. The issuance of all shares of Buyer Common Stock contemplated by this Agreement in connection with the Merger and the other transactions contemplated by this Agreement shall validly qualify for an exemption or exception from the registration and prospectus delivery requirements of the Securities Act and applicable state Blue Sky Laws pursuant to Section 4(a)(2) of the Securities Act or other applicable exemption or exception promulgated under the Securities Act.

Section 6.11           No Other Representations; Non-Reliance.

NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, BUYER ACKNOWLEDGES THAT BUYER HAS NOT RELIED OR IS RELYING UPON ANY INFORMATION REGARDING THE COMPANY, THE STOCKHOLDERS, OR THE TRANSACTIONS (INCLUDING ANY INFORMATION IN ANY CONFIDENTIAL INFORMATION MEMORANDUM, ANY PROJECTIONS, OR ANY INFORMATION SET FORTH IN THE VIRTUAL DATA ROOM, OR ANY INFORMATION PROVIDED IN MANAGEMENT MEETINGS) OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV OR ARTICLE V (AS MODIFIED BY THE DISCLOSURE SCHEDULES). Buyer has entered into the transactions contemplated by this Agreement with the understanding, acknowledgement and agreement that (i) no representations or warranties, express or implied, are or have been made by the stockholders or the Company with respect to any estimates, projections, forecasts, plans or budgets regarding future results or activities or the probable success or profitability of the Company, and (ii) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans or budgets (provided or otherwise made available to Buyer) regarding future results or activities or the probable success or profitability of the Company.

ARTICLE VII

CERTAIN POST-CLOSING COVENANTS AND AGREEMENTS OF THE

STOCKHOLDERS, BUYER, AND THE SURVIVING ENTITY

Section 7.1          Company Non-Governmental Consents. Following the Closing until the first anniversary of the Closing Date, the Stockholder Representative shall cooperate in all commercially reasonable respects with the Surviving Entity, and shall use all commercially reasonable efforts to obtain any Company Non-Governmental Consents from any third parties and to deliver all notices required to be delivered under any Contracts (including Government Contracts) in connection with the transactions contemplated by this Agreement to the extent not obtained prior to the Closing, provided that the Stockholders shall not be required to make any monetary expenditure, commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any third Person.

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Section 7.2           Public Announcements. The Parties agree that no public release, announcement or any other disclosure concerning any of the transactions contemplated hereby shall be made or issued by any Party without the prior written consent of the Surviving Entity and the Company (or following the Closing, the Stockholder Representative) (which consent shall not be unreasonably withheld or delayed), provided, however, that Surviving Entity may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities. Notwithstanding the foregoing, following the Effective Time, the Surviving Entity may disclose that the Merger has taken place (but not the terms thereof) to its customers, suppliers and employees without the prior written consent of the Stockholders.

Section 7.3            Preservations of and Access to Books and Records. Buyer will use commercially reasonable efforts to, and will cause the Surviving Entity to use commercially reasonable efforts to, retain any books and records of the Company relating to pre-Closing periods until the sixth anniversary of the Closing Date. After the Closing Date, upon reasonable notice, Buyer will, and will cause the Surviving Entity to, provide the Stockholder Representative with reasonable access during normal business hours to such pre-Closing books and records of the Company solely to the extent related to Taxes for Pre-Closing Tax Periods or in connection with any Direct Claim or Third Party Claim.

Section 7.4             Tax Matters.

(a)           Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns that are required to be filed by the Company for a Pre-Closing Tax Period (the “Buyer Prepared Returns”), which shall include, for the avoidance of doubt, the final U.S. federal income tax return of the Company (as a Subchapter C corporation) for the Pre-Closing Tax Period for income Tax purposes ending on the Closing Date. Each Buyer Prepared Return shall be prepared in a manner consistent with past practice (except as required by Law). The Buyer will provide Stockholder’s Representative with copies of the Buyer Prepared Returns for the Stockholder’s Representative review and comment at least thirty (30) days prior to the due date thereof (giving effect to any extensions thereto) and will make changes to each Buyer Prepared Return as reasonably requested by Stockholder’s Representative in writing at least five (5) Business Days prior to the date on which such Buyer Prepared Return is to be filed (provided that such requested changes are consistent with the past practices of the Company, if such past practices are permitted under applicable Law). In the event of a disagreement concerning any Buyer Prepared Return or any comments made by Stockholder Representative thereto, the Stockholder Representative and Buyer shall use their respective good faith efforts to resolve any disagreement in connection with such Stockholder Representative’s comments. In the event the Buyer and the Stockholder Representative are unable to agree on any such revisions within five (5) days after the Stockholder Representative provides its comments, any such dispute with respect to such Tax Returns shall be resolved by a nationally or regionally-recognized accounting firm mutually agreed upon by the Buyer and the Stockholder Representative (the “Accountant”) in a final binding manner. Upon the final resolution of such disagreement, the Buyer shall file such Buyer Prepared Returns promptly after such final determination. Notwithstanding anything to the contrary in this Section 7.4(a), the Buyer shall be entitled to file such Buyer Prepared Returns without having incorporated the disagreed upon changes to avoid a late filing of such Buyer Prepared Returns. In the event the Accountant’s resolution of the disagreement necessitates that a Buyer Prepared Return filed in accordance with the previous sentence be amended, the Buyer shall cause an amended Buyer Prepared Return to be filed that reflects such resolution. The fees and expenses of the Accountant shall be borne equally by the Buyer on the one hand, and the Stockholders, on the other hand.

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(b)           The Stockholders, on one hand, and Buyer, on the other, shall each be liable for, and shall pay when due fifty percent (50%) of any transfer, documentary, sales, use, registration, stamp, value-added or other similar Taxes and fees (including any penalties and interest thereon) payable by reason of the transactions contemplated under this Agreement (“Transfer Taxes”), and the party legally obligated to do so shall file all necessary returns, reports or other filings with respect to all such Taxes.

(c)           For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of the Company with respect to any Straddle Period, the Taxes of the Company for such Straddle Period shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning on the day following the Closing Date as follows:

(i)            In the case of (A) Taxes based on the income, receipts or payroll of the Company, (B) Taxes imposed in connection with any sale or other transfer or assignment of property (including sales, use and transfer Taxes), other than Transfer Taxes described in Section 7.4(b), and (C) withholding Taxes, the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including the Closing Date shall be calculated by assuming that the Straddle Period consisted of two taxable periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Company for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date, provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for amortization and depreciation, shall be apportioned between such two taxable years or periods on a daily basis (notwithstanding that such exemptions, allowances or deductions may under applicable Law be determined solely at the end of the taxable period); provided further, for the avoidance of doubt, that in the event the Company is treated as a member of an affiliated, consolidated, combined, unitary or similar group with the Buyer or its Affiliates on the Closing Date, the Taxes of the Company with respect to such group shall be determined on a standalone basis without taking into account items of income, gain, deduction, loss or credit attributable to other members of the group; and

(ii)           In the case of Taxes not described in Section 7.4(c)(i) for a Straddle Period (e.g., such as real property or other ad valorem Taxes), the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including the Closing Date shall be calculated pro rata, based on the number of days of the Straddle Period in the period before and ending on the Closing Date, on the one hand, and the number of days in the Straddle Period in the period after the Closing Date, on the other hand.

(d)           Buyer shall provide the Stockholders with written notice of any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, examination or other administrative or court proceeding with respect to Taxes for which the Stockholders may be liable (including Taxes that are subject to indemnification pursuant to this Agreement) (“Tax Contest”), along with any written correspondence received from the relevant Governmental Entity with respect thereto, within ten (10) days of receipt by Buyer or any of its Affiliates.

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(i)            The Stockholder Representative shall have the sole right (at its expense) to control any Tax Contest in respect of the Company relating to any Pre-Closing Tax Periods or the Merger as a “reorganization” within the meaning of Section 368(a) of the Code; provided, with respect to any such Tax Contest, (A) the Stockholder Representative shall keep the Buyer reasonably informed and consult seriously and in good faith with the Buyer and their tax advisors with respect to any issue relating to such audit or dispute; (B) Stockholder Representative shall provide the Buyer (at the Buyer’s cost and expense) with copies of all correspondence, notices and other written materials received from any taxing authorities and shall otherwise keep the Buyer and their tax advisors advised of significant developments in the audit or dispute and of significant communications involving representatives of the taxing authorities; and (C) Stockholder Representative shall not settle any such Tax Contest without the Buyer’s consent (provided such consent cannot be unreasonably withheld, delayed or conditioned).

(ii)           The Buyer shall have the right to control all other Tax Contests (those not described in Section 7.4(d)(i)) of the Company; provided that for any such proceedings that would reasonably be expected to result in Taxes for which the Stockholders may be liable (including Taxes that are subject to indemnification pursuant to this Agreement): (A) the Buyer shall keep Stockholder Representative reasonably informed and consult seriously and in good faith with Stockholder Representative and their tax advisors with respect to any issue relating to such audit or dispute; (B) the Buyer shall provide Stockholder Representative (at Stockholder Representative’s cost and expense) with copies of all correspondence, notices and other written materials received from any taxing authorities and shall otherwise keep Stockholder Representative and their tax advisors advised of significant developments in the audit or dispute and of significant communications involving representatives of the taxing authorities; and (C) the Buyer shall not settle of any such Tax Contest without Stockholder Representative’s consent (provided such consent cannot be unreasonably withheld, delayed or conditioned).

(e)           Intended Tax Treatment.

(i)            The parties hereto intend that, for U.S. federal income Tax purposes, (a) the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Buyer and the Company are to be parties under Section 368(b) of the Code; (b) any Post-Closing Common Stock Consideration that is issued will be treated as an adjustment to the Merger Consideration for Tax purposes that is eligible for non-recognition treatment under the Code and Treasury Regulations in connection with the reorganization described in clause “(a)” (and will not be treated as “other property” within the meaning of Section 356 of the Code) (clauses “(a)” and “(b)” together, the “Intended Tax Treatment”). This Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). None of the parties hereto shall (and each party hereto shall cause its Affiliates not to) take any action (or fail to take any reasonable action) which action (or failure to act), whether before or after consummation of the Merger, would reasonably be expected to prevent or impede the Merger and the applicable issuance(s) of Post-Closing Common Stock Consideration from qualifying for the Intended Tax Treatment, and each party hereto shall report, for U.S. federal income Tax purposes, in a manner that is consistent with the Intended Tax Treatment, unless otherwise required by a governmental authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (after the relevant party makes good faith efforts to defend the Intended Tax Treatment). The parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of the transactions contemplated hereby as being consistent with the Intended Tax Treatment, including by providing factual support letters. The parties hereto agree that the value of the Buyer Common Stock issued pursuant to Section 2.1(b)(i) shall be the closing price of the Buyer Common Stock as reported on the NYSE website (https://www.nyse.com/quote/XASE:CTM) as of the day prior to the Closing Date (but if such date is a day on which no such trading takes place, then the referenced closing price shall be the last recorded per share trading price for the Buyer Common Stock prior to the Closing Date).

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(ii)           The Buyer does not make any representations or warranties to the Company or to any Stockholders regarding the tax treatment of the Merger, whether the Merger will qualify, as a plan of reorganization under the Code, or any of the tax consequences to any Stockholder, the Merger or any of the other transactions or agreements contemplated by this Agreement, and the Company and the Stockholders acknowledge that the Company and the Stockholders are relying solely on the tax advice of their own tax advisors in connection with this Agreement and the Merger or any of the other transactions or agreements contemplated by this Agreement. Each party hereto shall use all commercially reasonable efforts (A) to cause the Merger to qualify, and (B) to not take any actions or cause any actions to be taken which would reasonably be expected to prevent the Merger from qualifying, as a reorganization under Section 368(a) of the Code. Nothing in this Section 7.4(e) shall relieve the Buyer or Merger Sub of liability, if any, in the event the Merger fails to qualify as a reorganization as a result of (i) the breach of any representation in Section 6.8, or (ii) the breach of the covenants contained in Section 2.7(e)(ii), Section 7.4(g), or Section 7.10(f), ensuring that the Merger Consideration is at least 80.5% paid in Buyer Common Stock, or the covenants contained in this Section 7.4(e).

(iii)          The Buyer will ensure that the continuity of business enterprise requirement under Section 368 of the Code in respect of the Merger is met from and after the Closing Date.

(f)           After the Closing Date, Buyer and the Stockholder Representative agree to provide each other with such cooperation and information relating to the Company as any other Party may reasonably request in (i) filing any Tax Return, amended Tax Return or other Tax filing or claim for refund of Taxes, (ii) determining any Tax liability or right to refund of Taxes, (iii) conducting or defending any audit or other proceeding in respect of Taxes, or (iv) effectuating the terms of this Agreement. Notwithstanding the foregoing, no Party shall be unreasonably required to prepare any document, or determine any information, not then in its possession in response to a request under this Section 7.4. Any and all existing Tax sharing agreements (whether written or not, but excluding agreements entered into by the Company in the Ordinary Course of Business or the primary purpose of which does not relate to Taxes) binding upon the Company shall be terminated as of the Closing Date.

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(g)           Tax Refunds and Loss Carrybacks.

(i)            The Stockholders shall be entitled to any Tax refunds or credits that are received in cash (or as a credit against Taxes that otherwise would require a cash payment, provided that the Stockholders shall be entitled to only 80% of such amounts if the credit is applied for by the Surviving Entity after the Closing Date) by the Buyer, the Surviving Entity, or any of their Affiliates attributable to Taxes paid by the Company or Stockholders on or prior to the Closing Date. Buyer shall pay or cause to be paid, net of any expenses of Buyer, over to the Stockholders each Stockholder’s Pro Rata Share of any such refund or the amount of any such credit within five (5) Business Days after actual receipt of such refund (or credit in lieu of such refund) or actual realization of such credit against Taxes. After the Closing, the Buyer shall cause the Surviving Entity to continue to work in good faith and use commercially reasonable efforts to diligently prosecute any Tax refund claims in order to maximize and obtain any such Tax refunds or credits. The Buyer shall, or shall cause the Surviving Entity, to request a refund (rather than a credit in lieu of such refund) with respect to all Pre-Closing Tax Periods, to the extent permissible under Law.

(ii)           The Buyer shall, or shall cause the Surviving Entity to, at the Stockholders’ expense, elect to carry back any item of loss, deduction or credit from the Pre-Closing Tax Period, including any Tax deductions associated with the Transaction Expenses, to prior Tax years to the fullest extent permitted by applicable Law (using any available short-form or accelerated procedures (including filing IRS Form 1139 and any corresponding form for applicable state, local and foreign Tax purposes) and filing amended Tax Returns to the extent necessary) and to obtain any potential Tax refunds or claims related thereto. Buyer shall, or shall cause the Surviving Entity, to pay over any such Tax refunds received pursuant to this Section 7.4(g) in the time and manner provided for in Section 7.4(g)(i).

(iii)          The Buyer and Surviving Entity shall not make an election to waive the carry back of any net operating loss or other Tax attribute or Tax credit incurred or realized in a Pre-Closing Tax Period by the Company.

(iv)          Notwithstanding anything to the contrary herein, in the event that there is a payment due under this Section 7.4, and as a result thereof the Closing Date Value of the Closing Share Consideration and the Relevant Value of any Post-Closing Common Stock Consideration is (but for this sentence) and as reduced by the Relevant Value of any Buyer Common Stock transferred by the Stockholders to the Buyer under Section 2.7 or to an Indemnifying Party under Section 7.10 is less than eighty and a half percent (80.5%) of the Applicable Sum, then the payment due under this Section 7.4 shall be adjusted, to the minimum extent possible, so that such payment (or portion thereof) is payable in a number of shares of Buyer Common Stock or cash, as the case may be, such that, following any such payment pursuant to this Section 7.4, the value of the Common Stock of the Buyer issued as consideration pursuant to this Agreement (based on the Closing Date Value of the Closing Share Consideration and the Relevant Value of any Post-Closing Common Stock Consideration and as reduced by the Relevant Value of any Buyer Common Stock transferred by the Stockholders to the Buyer under Section 2.7 or to an Indemnifying Party under Section 7.10) is eighty and a half percent (80.5%) of the Applicable Sum. The foregoing provisions are intended to ensure that the transactions described herein will satisfy the requirement of Code Section 368(a)(2)(E)(ii) and shall be applied in a manner consistent with such intention.

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(h)           Additional Tax Covenants.

(i)            The Buyer covenants that without obtaining the prior written consent of the Stockholder’s Representative, such consent not to be unreasonably withheld, conditioned or delayed, it will not, and will not cause or permit the Buyer, the Surviving Entity or any Affiliate of the Buyer or Surviving Entity, to (A) take any action on or after the Closing Date other than in the ordinary course of business that could give rise to any Tax liability of the Stockholders or any indemnification obligation of the Stockholders under this Agreement, or (B) make or change any material Tax election, amend any Tax Return, take any Tax position on any Tax Return, make a voluntary disclosure, file a Tax Return for one of the Company that was not historically filed by the Company, or compromise or settle any Tax liability, in each case if such action could give rise to any Tax liability of the Stockholders or any indemnification obligation of the Stockholders under this Agreement or reduce any Tax asset of the Company with respect to any Pre-Closing Tax Period.

(ii)           After the Closing Date, the Surviving Entity and the Buyer will not, without obtaining the written consent of the Stockholder’s Representative, agree to the waiver or any extension of the statute of limitations relating to any Taxes of the Company for any Pre-Closing Tax Period.

(iii)          The Parties hereby agree and acknowledge that the Tax deductions associated with the transactions contemplated by this Agreement (including any Transaction Payments) shall be allocated to (and deemed to have been incurred in) the Pre-Closing Tax Periods of the Company to the extent permitted by applicable Law.

Section 7.5             Employee Matters.

(a)       Prior to the Closing and subject to applicable Laws, the Company has taken all actions necessary to make all employer contributions and premium payments that are required under Compensation and Benefit Plans, and accrued on the Company’s financial statements all amounts earned or payable under Compensation and Benefit Plans to the extent not yet due, with respect to periods ending on or prior to the Closing Date.

(b)       Nothing in this Section 7.5 is intended to or shall entitle any Person other than the Parties and their respective transferees and permitted assigns to any claim, cause of action, remedy or right of any kind, or create any right to employment or prohibit the Surviving Entity, the Company or any of their Affiliates from terminating the employment or service of any Employee or Independent Contractor.

Section 7.6            Bank Account Transfers. No later than ten (10) days after the Closing Date, the Stockholders shall add, or cause to be added, any Persons designated by the Surviving Entity as authorized signatories on all bank accounts, certificates of deposit and safe deposit boxes of the Company set forth on Schedule 4.17.

Section 7.7            Further Assurances. From and after the date hereof, each of Buyer, the Surviving Entity, and the Stockholder Representative shall, as and when requested by any of the foregoing parties hereto execute and deliver, or cause to be executed and delivered, all such documents and instruments, and shall take, or cause to be taken, all such further or other actions as such parties hereto may reasonably deem necessary or desirable to carry out the intent and purpose of this Agreement.

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Section 7.8             Post-Closing Consents and Approvals; Nonassignable Contracts.

(a)           In the event that any consent, approval or authorization of any third party required in connection with the transactions hereunder is not obtained by the Company on or prior to the Closing Date, or if any attempted assignment would be ineffective, until the first anniversary of the Closing Date, the Stockholder Representative will use commercially reasonable efforts, and the Surviving Entity will cooperate in all commercially reasonable respects with the Stockholder Representative, to (i) obtain all consents, novations and waivers and to resolve all impracticalities of assignment, novation or transfer necessary to convey any Government Contract or assets necessary for performance of any Government Contract to the Surviving Entity at the earliest practicable date, (ii) provide to the Surviving Entity the benefits of the Government Contracts and the means and assets for the performance thereof, (iii) cooperate in any reasonable and lawful arrangement designed to provide such benefits, means and assets to the Surviving Entity, and (iv) enforce at the request of the Surviving Entity and for the account of the Surviving Entity, any rights of the Stockholders arising from the Government Contracts.

(b)           As soon as commercially practicable following the Closing Date, but no later than fifteen (15) Business Days following the Closing Date, the Stockholders and the Surviving Entity will, in accordance with, and to the extent required by, NISPOM, cooperate in good faith to submit or cause the submission to the Defense Counterintelligence and Security Agency (“DCSA”) via the National Industrial Security System such documentation and information as may be required by DCSA in order to obtain DCSA’s approval of the change of condition impacting the Company’s Facility Security Clearances in accordance with NISPOM (the “Security Clearance Approval”). The Stockholders and the Surviving Entity will reasonably cooperate with each other, including by way of furnishing to the other Party or the U.S. Government such documents and other information as may be reasonably requested by the other Party or the U.S. Government or required by Law, in connection with the Security Clearance Approval. The Stockholders and the Surviving Entity will each use commercially reasonable efforts to provide all reasonable information and take all other commercially reasonable actions necessary to obtain the Security Clearance Approval.

(c)           As soon as commercially practicable following the Closing Date, but no later than ten (10) Business Days following the Closing Date, the Company will, in accordance with, and to the extent required by, applicable Law and DDTC, submit a written notification to DDTC of the change in the Company’s statement of registration as a result of the change in ownership and control of the Company (the “ITAR Notification”), along with any other documentation reasonably requested by DDTC. The Stockholders and the Surviving Entity will reasonably cooperate with each other and the Company, including by way of furnishing to any Party or the U.S. Government such documents and other information as may be reasonably requested by any other Party or the U.S. Government or required by Law, in connection with the ITAR Notification. The Stockholders and the Surviving Entity will each use commercially reasonable efforts to provide all reasonable information and take all other commercially reasonable actions necessary to submit the ITAR Notification.

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(d)           Buyer shall use commercially reasonable efforts to cause the shares of Buyer Common Stock comprising Closing Share Consideration to be approved for listing on the NYSE within sixty (60) days after the Closing. Prior to the issuance of the Closing Share Consideration, Buyer shall submit to Stockholder Representative a copy of any Buyer’s filing to be made with, or Buyer’s written materials to be submitted to, NYSE, at least two (2) business days prior to making such filing or submission to the NYSE. Buyer shall provide Stockholder Representative with copies of any filings or other submissions to the NYSE, including all correspondence with the NYSE relating thereto, within two (2) business days after such filing or submission. In furtherance and not in limitation of the foregoing, Buyer shall use its best efforts to promptly respond to any request for information and resolve any objection that may be asserted by the NYSE with respect to the issuance of the Closing Share Consideration.

(e)           Buyer shall provide to Stockholder Representative written evidence of book-entry issuance of the shares of Buyer Common Stock comprising the Closing Share Consideration within sixty (60) after the Closing.

Section 7.9          Confidentiality. The Stockholders and Buyer will hold, and will cause their respective Representatives and Affiliates to hold, all documents or information disclosed or otherwise made available by inspection, observation or otherwise concerning the Company furnished to Buyer and all documents and information concerning Buyer furnished to the Stockholders, in each case, whether disclosed in writing, orally, electronically or otherwise in connection with the transactions contemplated hereby, in strict confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of its counsel, by other requirements of applicable Law or except to the extent that such information can be shown to have been (i) previously known by Buyer prior to its disclosure by or on behalf of the Company, (ii) previously known by such Stockholder prior to its disclosure by or on behalf of Buyer, (iii) in the public domain through no fault of such Stockholder or Buyer, as applicable, (iv) later lawfully acquired by such Stockholder or Buyer, as applicable, from other sources not under an obligation of confidentiality, or (v) developed by such Stockholder or Buyer, as applicable, independently and without reference to any confidential information of the other Parties; and will not release or disclose such information to any third party, except in connection with this Agreement to its Representatives. The Parties agree that all information obtained in connection with the transactions contemplated hereby shall be kept confidential in accordance with the provisions of this Section 7.9. From and after the Closing, the provisions of this Section 7.9 shall not apply to or restrict in any manner Buyer’s use of any confidential information of or relating to the Company. If a Party becomes compelled in any Proceeding (other than a Proceeding between or among the Parties) or is required by a Governmental Entity having regulatory jurisdiction over the transactions contemplated hereby to make any disclosure that is prohibited or otherwise constrained by this Section 7.9, such Party shall provide the other Parties with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 7.9. In the absence of a protective order or other remedy, such Party may disclose that portion (and only that portion) of the confidential information that, based upon advice of such Party’s counsel, such Party is legally compelled to disclose; provided, however, that such Party shall use commercially reasonable efforts to obtain assurance that confidential treatment will be afforded by any Person to whom any confidential information is so disclosed.

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Section 7.10             Indemnification.

(a)           Stockholder Indemnification. Following the Closing, the Stockholders (the “Stockholder Indemnifying Parties”) shall, severally and not jointly, based on their respective Pro Rata Shares, indemnify and hold harmless Buyer and its subsidiaries (including the Surviving Entity), their respective officers, directors, employees and equityholders, and Affiliates (each a “Buyer Indemnified Person” and collectively the “Buyer Indemnified Persons”) from and against any and all Losses actually incurred or suffered arising from Claims arising out of or resulting from: (i) the inaccuracy in or breach of any representation or warranty made by the Company or any Stockholder in this Agreement; (ii) any breach of or default in connection with any of the covenants and agreements made by the Company or any Stockholder in this Agreement; (iii) any Excluded Taxes; (iv) any Fraud Claim; (v) any matters described on Schedule 7.10(a); and (vi) any claims against the Company or its board of directors or management arising prior to the Closing and relating to the authorization and approval of the Agreement, the Merger and the other transactions contemplated by this Agreement.

(b)           Indemnification by Buyer. Subject to the other terms and conditions of this Section 7.10, Buyer (and together with the Stockholder Indemnifying Parties, the “Indemnifying Parties”) shall indemnify and defend the Stockholders and their respective Representatives, successors and assigns (collectively, the “Stockholder Indemnitees,” and together with the Buyer Indemnified Persons, the “Indemnified Parties”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses arising out of or resulting from (i) the inaccuracy in or breach of any representation or warranty made by any Buyer Party in this Agreement; (ii) any breach of or default in connection with any of the covenants and agreements made by any Buyer Party in this Agreement; (iii) any Fraud Claim arising from the acts or omissions of the Surviving Entity; or (iv) any claims against Buyer or Merger Sub and its board of directors or management arising prior to the Closing and relating to the authorization and approval of the Agreement, the Merger and the other transactions contemplated by this Agreement.

(c)           Limitations.

(i)            For the avoidance of doubt, with respect to any indemnification payments for which the Stockholder Indemnifying Parties shall be liable pursuant to Section 7.10(a), such payments shall be made in accordance with the Merger Consideration Allocation Percentages multiplied by each Stockholder’s respective Pro Rata Share.

(ii)           The Stockholder Indemnifying Parties shall not be liable to any Buyer Indemnified Person for indemnification under Section 7.10(a)(i) until the aggregate amount of all Losses in respect of indemnification under Section 7.10(a)(i) exceeds One Hundred Thousand Dollars ($100,000), in which event the Stockholder Indemnifying Parties shall be required to pay or be liable for Losses in excess of Fifty Thousand Dollars ($50,000) (the “Hybrid Deductible”); provided, however, the Hybrid Deductible shall not apply to any inaccuracy or breach of Fundamental Representations or Fraud Claims.

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(iii)          To the extent any claim for indemnity by a Buyer Indemnified Person is satisfied with Buyer Common Stock, the Parties shall treat the value of such shares of Buyer Common Stock as being equal to the Average Price as of the date of such payment. For the avoidance of doubt, the Stockholders shall have the right to satisfy any claims for indemnity by a Buyer Indemnified Person in any combination of cash and Buyer Common Stock.

(iv)          Except as otherwise expressly provided in this Agreement, the maximum aggregate amount of indemnification payments for which the Stockholder Indemnifying Parties will have liability to the Buyer Indemnified Persons, other than with respect to Fundamental Representations, Excluded Taxes, the representations set forth in Section 4.25, or Fraud Claims, will not exceed Seven Hundred Thousand Dollars ($700,000).

(v)           Notwithstanding anything to the contrary in this Agreement, the maximum aggregate amount of indemnification payments for Losses related to (i) the representations set forth in Section 4.25 will not exceed Two Million One Hundred Thousand Dollars ($2,100,000) and (ii) Excluded Taxes, Fundamental Representations, Fraud Claims, and any breach of or default in connection with any of the covenants and agreements made by the Company or any Stockholder in this Agreement will not exceed the Merger Consideration, at its value as of the Closing Date (the “Cap”).

(d)           Notwithstanding anything to the contrary in this Agreement:

(i)            Subject to the other limitations set forth in this Section 7.10, no Buyer Indemnified Person shall have recourse directly against any Stockholder Indemnifying Party other than against (x) the Indemnity Holdback Cash Amount in accordance with Section 7.10, and (y) the Merger Consideration actually received by such Stockholder Indemnifying Party, in the order of recourse set forth in Section 7.10(c) above.

(e)           Recovery under this Section 7.10 shall be the sole and exclusive remedy of the Indemnified Parties against the Indemnifying Parties in connection with this Agreement. Notwithstanding the foregoing, this Section 7.10(e) shall not (i) interfere with or impede the operation of the provisions of Section 2.7(c) for the resolution of certain disputes or (ii) limit the rights of the Parties to specific performance in accordance with Section 9.11.

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(f)            Losses shall (i) be calculated net of actual recoveries under existing insurance policies, (net of any applicable collection costs and reserves and deductibles, premium adjustments and retrospectively rated premiums directly resulting therefrom), it being understood that each Indemnified Party shall be obligated to use commercially reasonable efforts to mitigate any indemnifiable Losses hereunder to the extent required by applicable Law, including if applicable to seek recovery under any insurance policies with respect to any particular Losses, (ii) not include any punitive, special, consequential, or exemplary damages (unless such amounts are actually awarded to a third party by a Governmental Entity), and (iii) be reduced by the amount of any prior or subsequent cash recovery in respect of the same Loss actually paid to and received by an Indemnified Party following the Closing from any other Person (net of any Taxes, expenses or costs incurred by such Indemnified Party in obtaining such recoveries). If an Indemnified Party receives any amounts under applicable insurance policies or third party indemnification or contribution payments that specifically relate to Losses subject to indemnification under this Agreement subsequent to its receipt of an indemnification payment by the Indemnifying Parties with respect to such Losses, then such Indemnified Party will, without duplication, promptly reimburse the Indemnifying Parties for any payment made by such Indemnifying Parties up to the amount received by the Indemnified Party from such Indemnifying Parties; provided, that the aggregate amount of reimbursement payments to the Indemnifying Parties will not in any event exceed the aggregate indemnification payment received by the Indemnified Party from the Indemnifying Parties; provided, further, that the reimbursement payments to the Indemnifying Parties pursuant to this Section 7.10(f) will be paid in the same form (i.e., cash or Buyer Common Stock) as the associated indemnification payment made from the Indemnifying Party, and the number of shares of Buyer Common Stock transferred in any reimbursement payment made in the form of Buyer Common Stock will be determined based on a value equal to the Average Price of the Buyer Common Stock calculated as of the date such reimbursement payment is made. Notwithstanding the foregoing, any Losses payable to any Buyer Indemnified Person pursuant to this Section 7.10 shall be calculated net of any Tax benefits actually realized by such Buyer Indemnified Person in connection with the incurrence of such Losses.

Notwithstanding anything to the contrary herein, in the event that there is a payment due under this Section 7.10, and as a result thereof the Closing Date Value of the Closing Share Consideration and the Relevant Value of any Post-Closing Common Stock Consideration is (but for this sentence) and as reduced by the Relevant Value of any Buyer Common Stock transferred by the Stockholders to the Buyer under Section 2.7 or to an Indemnifying Party under this Section 7.10 is less than eighty and a half percent (80.5%) of the Applicable Sum, then the payment due under this Section 7.10 shall be adjusted, to the minimum extent possible, so that such payment (or portion thereof) is payable in a number of shares of Buyer Common Stock or cash, as the case may be, such that, following any such payment pursuant to this Section 7.10, the value of the Common Stock of the Buyer issued as consideration pursuant to this Agreement (based on the Closing Date Value of the Closing Share Consideration and the Relevant Value of any Post-Closing Common Stock Consideration and as reduced by the Relevant Value of any Buyer Common Stock transferred by the Stockholders to the Buyer under Section 2.7 or to an Indemnifying Party under this Section 7.10) is eighty and a half percent (80.5%) of the Applicable Sum. The foregoing provisions are intended to ensure that the transactions described herein will satisfy the requirement of Code Section 368(a)(2)(E)(ii) and shall be applied in a manner consistent with such intention.

(g)           No Indemnified Party shall be entitled to reimbursement or recovery under any provision of this Agreement (including, without limitation, under this Section 7.10) for any Losses to the extent such Indemnified Party has been actually reimbursed for or recovered the same amount under any other provision of this Agreement.

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(h)           For the purposes of determining an Indemnified Party’s rights to indemnification under this Section 7.10, solely for the purposes of determining the amount of any Losses in respect of the failure of any representation or warranty to be true and correct as of any particular date (but not for purposes of determining if there has been a breach of such representation or warranty), any materiality or Material Adverse Effect standard or qualification contained in or otherwise applicable to such representation or warranty shall be disregarded.

(i)            Indemnification Procedures.

(i)            Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Claim made or brought by any Person who is not a party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof, but in any event not later than thirty (30) days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is harmed by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is any Stockholder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a then-current supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.10(i)(i), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to monitor the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which in the reasonable opinion of the Indemnified Party’s counsel such separate counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.10(i)(i), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Stockholders and the Surviving Entity shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(ii)           Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 7.10(i)(ii). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.10(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(iii)          Direct Claims. Any Claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is harmed by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s or Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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(iv)          Tax Claims. Notwithstanding any other provision of this Agreement, the rights and obligations of the Parties with respect to Tax Contests shall be governed exclusively by Section 7.4(d) hereof.

(j)            Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

(k)           Survival. As of the Closing, (i) the Fundamental Representations will remain operative and in full force and effect for six (6) years after the date of this Agreement, (ii) the Statutory Representations will remain operative and in full force and effect until the earlier of (x) four (4) years after the date of this Agreement and (y) thirty (30) days after the expiration of the statute of limitations applicable to the subject matter of the representation in question, (iii) the General Representations of the Company will terminate and be of no further force or effect as of the Closing as of the date that is twelve (12) months following the Closing (such date that is twelve (12) months following the Closing, the “Survival Date”); (iv) all covenants and agreements of the Parties (including the covenants set forth in ARTICLE VII) will expire and be of no further force or effect as of the Survival Date, except to the extent such covenants provide that they are to be performed after the Closing (in which case they shall survive in accordance with their terms); and (iv) Fraud Claims will survive until the sixtieth (60th) day following the applicable statute of limitations (the periods specified in clauses (i) through (iv), each, a “Claims Period”); provided, that no right to indemnification pursuant to Section 7.10 in respect of any Claim based upon any failure of a representation or warranty or covenant that is set forth in a Notice of Third Party Claim or Direct Claim timely delivered to the Indemnifying Party in accordance with the provisions of Section 7.10 prior to the expiration of the applicable Claims Period with respect to such representation or warranty or covenant shall be affected by the expiration of such Claims Period.

(l)            Holdback. At the Closing, the Surviving Entity shall be entitled to retain the Indemnity Holdback Cash Amount and use such amount exclusively for the purposes of satisfying indemnity claims pursuant to and subject to the terms and conditions of this Section 7.10.

(i)            Within one (1) Business Day following the Holdback Release Date, Surviving Entity shall distribute an amount equal to the Holdback Distribution Amount (defined below), by wire transfer of immediately available funds, to the Stockholders, in the amount equal to the Holdback Distribution Amount. The “Holdback Distribution Amount” shall mean (x) the Indemnity Holdback Cash Amount, minus (y) the aggregate amount of any claims pending on the Holdback Release Date of the Surviving Entity Indemnified Persons for indemnification or reimbursement pursuant to Section 7.10 set forth in any Notice of Third Party Claim or Direct Claim to the Indemnifying Parties (collectively, the “Unresolved Claims”) (it being understood that such amounts shall be retained as part of the continuing Indemnity Holdback Cash Amount (the “Retained Holdback Amount”)), minus (z) the aggregate amount of cash payments made from the Indemnity Holdback Cash Amount to the Surviving Entity Indemnified Persons pursuant to Section 7.10 on or before the Holdback Release Date.

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(ii)           Surviving Entity shall continue to hold any Retained Holdback Amount until the final resolution of the Unresolved Claims; provided, however, that if any Unresolved Claims are partially resolved, and such resolved portion exceeds the unresolved portion of such claim, Surviving Entity shall distribute the resolved portion of the Retained Holdback Amount by wire transfer of immediately available funds to the Stockholders. Following the Holdback Release Date, upon the resolution of all Unresolved Claims, Surviving Entity shall promptly distribute an amount equal to the remaining portion of Retained Holdback Amount (if any), by wire transfer of immediately available funds to the Stockholders.

(iii)          Amounts deducted from the Indemnity Holdback Cash Amount pursuant to this Section 7.10(l) on account of the resolution of any claims for indemnification or reimbursement pursuant to Section 7.10 in favor of any Surviving Entity Indemnified Persons shall be retained by Surviving Entity in satisfaction of such Losses.

Section 7.11           Stockholder Representative.

(a)            Each Stockholder hereby irrevocably makes, constitutes and initially appoints the Stockholder Representative as such Stockholder’s true and lawful attorney-in-fact with full power of substitution to do on behalf of such Stockholder any and all things, including executing any and all documents, which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement and the Transaction Documents, including: (i) receiving and disbursing payments to be made hereunder (after payment of any unpaid expenses chargeable to such Stockholder in connection with the transactions contemplated by this Agreement (including any unpaid Transaction Expenses)); (ii) receiving notices and communications pursuant to this Agreement and the Transaction Documents; (iii) administering this Agreement and the Transaction Documents, including the initiation and resolution of any disputes or claims; (iv) making determinations to settle any dispute as to the calculation of the Merger Consideration and Post-Closing Adjustment Amount; (v) resolving, settling or compromising claims for indemnification asserted against the Stockholders pursuant to Section 7.10(a); (vi) agreeing to amendments of this Agreement, waivers of conditions and obligations under this Agreement and the Transaction Documents; (vii) asserting claims for or defending claims of indemnification under Section 7.10 and resolving, settling or compromising any such claim; and (viii) taking any other actions of the Stockholders under this Agreement and the Transaction Documents (other than Transaction Documents applicable to a specific Stockholder). The Stockholder Representative will not have duties or obligations hereunder except those specifically set forth herein, and such duties and obligations will be determined solely by the express provisions of this Agreement.

(b)           The Stockholder Representative shall be permitted to hold back from the Closing Cash Consideration distributed pursuant to Section 2.6(c) such amount as determined in the reasonable discretion of the Stockholder Representative to satisfy current and future obligations of the Stockholders in connection with this Agreement, including to pay third party fees, expenses and costs incurred by the Stockholder Representative with respect to matters concerning this Agreement and the transactions contemplated hereby. Such holdback amount will be retained by the Stockholder Representative for such period of time as the Stockholder Representative shall determine in his sole discretion and will be released to the Stockholders based upon each Stockholder’s respective Pro Rata Share.

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(c)            Buyer may rely conclusively without inquiry or verification upon the authority of Stockholder Representative to act as agent for the Stockholders for all purposes under this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby. The appointment of the Stockholder Representative is coupled with an interest and will be irrevocable by any Stockholder in any manner or for any reason. This power of attorney will not be affected by the disability or incapacity of the principal pursuant to any applicable Law. All decisions and actions by the Stockholder Representative will be binding upon each Stockholder, and no Stockholder will have the right to object, dissent, protest or otherwise contest the same.

(d)           The Stockholder Representative will not be liable to any Stockholder for any error of judgment or any act done or action taken or omitted in good faith or for any mistake in fact or Law, or for anything that the Stockholder Representative may do or refrain from doing in connection with this Agreement or the Transaction Documents, except for the Stockholder Representative’s own gross negligence or willful misconduct. The Stockholder Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or the Transaction Documents or the Stockholder Representative’s duties hereunder or thereunder, and the Stockholder Representative will incur no liability to any Stockholder and will be fully protected by the Stockholders with respect to any action taken, omitted or suffered by the Stockholder Representative in good faith in accordance with the advice of such counsel.

(i)            Any expense or liability incurred by the Stockholder Representative in connection with acting in such capacity under this Agreement and the performance of the applicable duties under this Agreement (including any fees and expenses of legal counsel retained by the Stockholder Representative) will not be the personal obligations of the Stockholder Representative but will be payable and will be promptly paid by the Stockholders in accordance with each Stockholder’s respective Pro Rata Share.

Section 7.12        Rescission. If Buyer fails to provide to the Stockholder Representative written evidence of book-entry issuance of the shares of Buyer Common Stock comprising the Closing Share Consideration within sixty (60) days after the Closing as set forth in Section 7.8(e) (the “Buyer Breach”), this Agreement shall be automatically terminated and rescinded (the “Rescission”).

(a)           Effect of Rescission. In the case of such Rescission:

(i)            The Stockholders shall retain one hundred percent (100%) of the Closing Cash Consideration;

(ii)           Buyer shall pay to the Stockholder Representative, for the benefit of the Stockholders, in proportion to their pre-Closing Pro Rata Shares, an additional $750,000 (the payments in clauses (i) and (ii) are collectively referred to as the “Rescission Payment”); The Parties intend AND AGREE that the RESCISSION PAYMENT constituteS compensation, and not a penalty. The Parties acknowledge and agree that the Stockholders’ harm caused by the Buyer Breach would be very difficult, if not impossible, to accurately estimate, and that the rescission payment is a reasonable estimate of the anticipated or actual harm that might arise from a Buyer Breach;

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(iii)          Buyer shall (A) deliver to the Stockholder Representative, on behalf of the Stockholders, new stock certificates, accompanied by stock powers, representing all of the then issued and outstanding shares of Company Capital Stock, which shares of Company Capital Stock shall be allocated among the Stockholders based on each Stockholder’s pre-Closing Pro Rata Share, and (B) mark “cancelled” and surrender to the Stockholder Representative any original stock certificates representing shares of issued and outstanding Company Capital Stock; and

(iv)          the Parties shall rescind all agreements entered into in connection with this Agreement, including without limitation this Agreement and the other Transaction Documents, provided, however, the Merger and the Merger Filings shall not be rescinded.

(b)           Tax Treatment of Rescission. The Parties shall treat the Rescission as a rescission of the transactions contemplated by this Agreement for U.S. federal (and applicable state and local) income Tax law, provided that the Rescission Payment shall be treated by all Parties as a payment for the cancellation or other termination of a right or obligation with respect to a capital asset in the hands of the Stockholders within the meaning of Section 1234A of the Code, unless otherwise required under applicable Tax law.

ARTICLE VIII

DEFINITIONS AND INTERPRETATION

Section 8.1             Definitions. For purposes of this Agreement:

“Accounting Principles” means GAAP as historically and consistently applied by the Company, as in effect on the Balance Sheet Date, using the same accounting methods, principles, practices, procedures and estimation methodologies as those utilized in preparation of the Balance Sheet.

“Accounts Receivable Note” means that certain promissory note issued by the Company prior to the Closing to the Stockholder Representative (which such Stockholder Representative shall hold as agent of, and on behalf of, the Stockholders), with an initial principal amount equal to the Estimated Excess Working Capital Amount, if any, pursuant to which the Company shall agree to make payments on the note from funds that the Company collects from any accounts receivable of the Company as of the Closing Date and the Company’s liability under the note shall be limited to such amounts collected. For the avoidance of doubt, the Accounts Receivable Note shall not be included in the definition of or otherwise taken into account in respect of Indebtedness or Current Liabilities for purposes of calculating the Post-Closing Adjustment Amount or Net Working Capital.

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“Accrued Income Taxes” means the amount (not less than zero) of accrued but unpaid Income Tax liabilities of the Company with respect to, without duplication, (i) an Income Tax period ending on December 31, 2022, (ii) an Income Tax period ending on the Closing Date, and (iii) the Pre-Closing Tax Period portion of an Income Tax period that is a Straddle Period. For purposes of this definition, (1) any estimated Income Tax payments made by the Company shall be taken into account in determining the amount of any Accrued Income Taxes to the extent that such payments have the effect of reducing (but not below zero) the particular Tax liability in respect of which such payments were made, (2) Tax deductions associated with the payment of Transaction Payments, Company Indebtedness, and any Current Liabilities that are paid in connection with the Closing shall be taken into account, (3) the Income Tax liability of the Acquired Companies will be calculated in accordance with the past practices (including reporting positions, elections and accounting methods) of the Acquired Companies in preparing Income Tax Returns, (4) accrued (but unpaid) Income Tax liabilities of the Company with respect to the Pre-Closing Tax Period portion of an Income Tax period that is a Straddle Period shall be allocated to the Pre-Closing Tax Period in the manner set forth in Section 7.4(c), and (5) the aggregate amount of any overpayment of Income Taxes by the Company or Income Tax refunds receivable of the Company, in each case, for the Income Tax periods described in clauses (i), (ii) and (iii) of this definition of Accrued Income Taxes shall reduce (but not below zero) the aggregate Income Tax liabilities for such Income Tax periods to the extent permitted under applicable Law, but any other Income Tax refunds receivable of the Company shall be excluded.

“Actual Cash” means the Cash held by the Company as of the Closing Date.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Affiliate Arrangements” has the meaning set forth in Section 4.22(a).

“Agreement” has the meaning set forth in the Preamble.

“Applicable Sum” has the meaning set forth in Section 2.7(e)(ii).

“Arbiter” means FORVIS, LLP or such other nationally or regionally recognized independent accounting firm with expertise in government contracts mutually agreed upon by the Surviving Entity and the Stockholders, provided, however, that the Arbiter may not have had in the twenty-four (24) months prior to the date of the engagement, a material business relationship with any Party to the Agreement or any of their Affiliates.

“Average Price” means, for any particular date, the average closing price for Buyer Common Stock, as reported on the NYSE website (https://www.nyse.com/quote/XASE:CTM), for each of the twenty (20) consecutive trading days preceding such date; provided, however, for purposes of calculating the Closing Share Consideration, in the event that the Average Price as calculated pursuant to the foregoing clause is greater than the closing price for Buyer Common Stock, as reported on the NYSE website (https://www.nyse.com/quote/XASE:CTM), for the day prior to the Closing Date (but if such date is a day on which no such trading takes place, then the referenced closing price shall be the last recorded per share trading price for the Buyer Common Stock prior to the Closing Date), then the Average Price for purposes of calculating the Closing Share Consideration shall be the closing price for Buyer Common Stock, as reported on the NYSE website (https://www.nyse.com/quote/XASE:CTM), for the day prior to the Closing Date (or if such date is a day on which no such trading takes place, then the referenced closing price shall be the last recorded per share trading price for the Buyer Common Stock prior to the Closing Date).

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“Balance Sheet” has the meaning set forth in Section 4.4(a).

“Balance Sheet Date” has the meaning set forth in Section 4.4(a).

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banking institutions in Potomac, Maryland is authorized or obligated by Law or executive order to be closed.

“Business Systems” has the meaning set forth in Section 4.13(d).

“Buyer” has the meaning set forth in the Preamble.

“Buyer Breach” has the meaning set forth in Section 7.12.

“Buyer Common Stock” means Class A ordinary shares of a par value of $0.0001 each of Buyer.

“Buyer Governmental Consents” has the meaning set forth in Section 6.2(a).

“Buyer Governmental Notices” has the meaning set forth in Section 6.2(a).

“Buyer’s Knowledge” means a fact, event, circumstance or occurrence that is or was actually known, after reasonable inquiry, by Mark Fuller, Jay Wright or Glen Ives.

“Buyer Parties” means collectively, Buyer and the Merger Sub.

“Cash” means, as of the date of determination, the difference of (a) the aggregate amount of unrestricted cash and cash equivalents (including marketable securities and other short-term investments) held by the Company as of the Closing in bank accounts, including money market accounts of the Company, plus (b) deposits in transit and deposits not yet cleared minus (c) the aggregate balance of all outstanding checks written against such accounts or other debt instruments against such accounts.

“Claim” means any claim, action, litigation, third party or other proceeding (arbitral, administrative, legal or otherwise, including any informal proceeding), cause of action, third party audit, settlement, stipulation, hearing, formal charge, suit, demand or similar matter.

“Closing” has the meaning set forth in Section 3.1.

“Closing Cash Consideration” means cash in an aggregate amount equal to: (a) One Million Two Hundred Fifty Thousand Dollars ($1,250,000); minus (b) the Transaction Expenses as set forth on the Closing Consideration Schedule; minus (c) the Estimated Closing Indebtedness Amount; minus (d) the Indemnity Holdback Cash Amount; minus (e) the amount, if any, by which the Target Working Capital exceeds the Estimated Working Capital.

“Closing Consideration Schedule” has the meaning set forth in Section 2.5.

“Closing Date” has the meaning set forth in the Preamble.

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“Closing Date Value” has the meaning set forth in Section 7.4(e)(i).

“Closing Indebtedness Amount” has the meaning set forth in Section 2.7(a).

“Closing Merger Consideration” means an amount equal to the sum of the Closing Cash Consideration and the Closing Share Consideration.

“Closing Share Consideration” means the number of shares of Buyer Common Stock validly issued and outstanding, fully paid, non-assessable, free and clear of all Encumbrances other than the transfer and other restrictions and pursuant to any State or federal securities Laws, that is equal to the sum of Five Million Five Thousand Dollars ($5,005,000), divided by the Average Price per share as of the Closing Date, rounded up to the nearest whole share.

“Code” means the Internal Revenue Code of 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in the Recitals.

“Company Capital Stock” means each share of Class A Voting Stock and Class B Non-Voting Stock of the Company and any other capital stock of the Company.

“Company Governmental Consents” has the meaning set forth in Section 4.3(a).

“Company Governmental Notices” has the meaning set forth in Section 4.3(a).

“Company Indebtedness” means, with respect to the Company, (a) all obligations of the Company for principal of, interest on, and premium (if any), whether or not contingent, for borrowed money, (b) all obligations of the Company for the deferred purchase price of property or services, (c) all obligations of the Company evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of the Company as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (e) all obligations, contingent or otherwise, of the Company under acceptance, letter of credit or similar facilities, (f) all obligations pursuant to a swap collar, cap or similar contracts, (g) all obligations of the Company to purchase, redeem, retire, defease or otherwise acquire for value any capital stock, units or other equity interests of the Company or any warrants, rights or options to acquire such capital stock, units or other equity interests, valued, in the case of redeemable equity interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by the Company, (i) obligations of the Company secured by an Encumbrance (other than a Permitted Encumbrance on any assets of the Company, provided, however, there shall be no duplication of amounts treated as Company Indebtedness, Transaction Expenses and Current Liabilities for the calculation of Net Working Capital), (j) all Accrued Income Taxes, and (k) all unfunded obligations under any pension, retirement, retiree medical, deferred compensation, non-qualified retirement, severance, sick leave, vacation leave or paid time off plan, program, agreement or arrangement, and any accrued or earned but unpaid incentive compensation, bonuses or commissions and accrued but unused paid time-off (in each case including the employer portion of any employment or payroll taxes related thereto). Notwithstanding the foregoing, the Accounts Receivable Note, or any items treated as Transaction Expenses or included in the calculation of Net Working Capital shall not be considered Company Indebtedness.

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For the purposes of this Agreement, “Company Indebtedness” shall not include: (a) the endorsement of negotiable instruments for collection in the ordinary course of business, (b) trade accounts payable in the ordinary course of business, or (c) obligations under operating leases (as determined in accordance with GAAP).

“Company IP Contract” means any Contract to which the Company is a party or by which the Company is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right of any Material Owned Intellectual Property, other than in each case any assignments by present or former employees or independent contractors in favor of the Company executed in the Ordinary Course of Business.

“Company Leased Property” has the meaning set forth in Section 4.8.

“Company Leases” has the meaning set forth in Section 4.8.

“Company Non-Governmental Consents” has the meaning set forth in Section 4.3(b).

“Company Records” means the original minute and stock books, and other current and historical books and records of the Company.

“Company’s Knowledge” means a fact, event, circumstance or occurrence that is or was actually known, after reasonable inquiry, by James Morton and Christine Fisher.

“Compensation and Benefit Plan” has the meaning set forth in Section 4.12(a).

“Consents” means, collectively, the Surviving Entity Governmental Consents, the Company Governmental Consents and the Company Non-Governmental Consents.

“Contract” means any agreement, lease, contract, note, mortgage, indenture or other legally binding obligation or commitment, written or oral.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“COVID-19” means the mild to severe respiratory illness caused by a novel coronavirus discovered in China in or about December 2019.

“COVID-19 Pandemic” means the epidemic, pandemic or disease outbreak associated with the novel coronavirus 2019 referred to as COVID-19 and any evolutions thereof.

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“COVID-19 Tax Acts” shall mean The Families First Coronavirus Response Act (Pub. L. 116-127), The Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended (including by the Paycheck Protection Program Flexibility Act of 2020 (Pub. L. 116-142) and the Consolidated Appropriations Act, 2021 (Pub. L. 116-260)), and any executive order relating to the deferral of any payroll or similar Taxes in connection with the COVID-19 pandemic, and includes any Treasury Regulations or other official guidance promulgated under any of the foregoing.

“Current Assets” means all assets of the Company that, in accordance with the Accounting Principles and GAAP, applied in a manner consistent with the historical past practices of the Company, constitute current assets of the Company, except that Cash, accounts receivables that are outstanding for more than 90 days and deferred Tax assets shall not be included. For purposes of clarity, accounts receivables that are outstanding for more than 90 days but are collected by the Company within 365 days from the Closing Date will be remitted to the Stockholder Representative on behalf of the Stockholders (the “Remitted AR”). The Buyer will provide the Stockholder Representative a reconciliation statement 365 days after the Closing Date detailing the Remitted AR. For the avoidance of doubt, the transactions contemplated by this Agreement will exclude from Net Working Capital and Current Assets: (1) all cash, cash equivalents or marketable securities, and (2) Tax credits, Tax refunds or other Tax deferred assets (regardless of whether they are Current Assets), and all of the foregoing assets will be excluded the transactions contemplated by this Agreement and shall be assigned and transferred to the Stockholders (other than Cash to which the exclusion and assignment and transfer shall be limited to Cash in excess of Target Cash).

“Current Liabilities” means all accounts payable and other liabilities of the Company that, in accordance the Accounting Principles and GAAP, applied in a manner consistent with the historical past practices of the Company, constitute current liabilities of the Company, except that current income Tax liabilities, deferred Tax liabilities, the Accounts Receivable Note, the Company Indebtedness, and Transaction Expenses shall not be included.

“Database” means the data used, recorded, stored, transmitted and retrieved in electronic or paper form licensed to customers in the conduct of the Company’s business. The term “Database” includes all documentation, written narratives and flow diagrams of all procedures used in connection with the collection, processing, projection and distribution of data contained in Databases.

“DCSA” has the meaning set forth in Section 7.8(b).

“DDTC” has the meaning set forth in Section 4.25(h).

“DGCL” has the meaning set forth in Section 1.1.

“Dissenting Shares” has the meaning set forth in the Recitals.

“Dollar” or “$” means a dollar or other equivalent unit in such coin or currency of the United States as at the time shall be legal tender for the payment of public and private debt.

“Effective Time” has the meaning set forth in Section 1.2.

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“Employee” has the meaning set forth in Section 4.11(a).

“Employment and Services Agreement” has the meaning set forth in Section 4.11(b).

“Employment Agreement” has the meaning set forth in Section 3.2(a)(iii).

“Encumbrance” means all mortgages, deeds of trust, collateral assignments, security interests, Uniform Commercial Code financing statements, conditional or other sales agreements, liens, pledges, hypothecations, options, rights of first refusal, preemptive rights, community property interests, restrictions on transfer, any other encumbrances on or ownership interests in assets owned by the Company or the Shares (including any restriction on the voting of any security or any restriction on the transfer of any security or other asset) as applicable.

“Environmental Law” means any Law applicable to the Company relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources or exposure to any harmful material or Hazardous Substance; or (B) the handling, use, presence, disposal, release or threatened release of any chemical substance, waste water or other Hazardous Substance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean any other organization that is a member of the same “controlled group” as the Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“Estimated Cash” has the meaning set forth in Section 2.5.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.5.

“Estimated Closing Indebtedness Amount” has the meaning set forth in Section 2.5.

“Estimated Excess Working Capital Amount” has the meaning set forth in Section 2.5.

“Estimated Working Capital” has the meaning set forth in Section 2.5.

“Excess Cash” means the amount of Cash in excess of Target Cash, if any.

“Excess Working Capital” means the amount of Net Working Capital in excess of Target Working Capital, if any.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“Excluded Taxes” means (i) all Taxes of any Stockholder, excluding Taxes of the Stockholders incurred as a result of the Merger not qualifying as a tax-deferred “reorganization” under Section 368 of the Code if such failure to qualify is a result of (X) the breach of any representation in Section 6.8, or (Y) the breach of the covenants contained in Section 2.7(e)(ii), Section 7.4(g), or Section 7.10(f), ensuring that the Merger Consideration is at least 80.5% paid in Buyer Common Stock, or the covenants contained in Section 7.4(e), (ii) Taxes of the Company for all Tax periods ending on or prior to the Closing Date, and with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date (as allocated pursuant to Section 7.4(c)); (iii) all Taxes imposed on the Company as a result of having been a member of an affiliated, consolidated, combined or unitary group prior to the Closing Date pursuant to Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; (iv) all Taxes of any Person imposed on the Company under the principles of transferee or successor liability or by contract, which Taxes relate to an event or transaction occurring before the Closing Date; provided, however, that Excluded Taxes shall not include (I) any Taxes attributable to any transaction occurring after the Closing on the Closing Date and that is not in the Ordinary Course of Business of the Company; (II) any Taxes imposed on the Company as a result of any breach of any of the Surviving Entity’s covenants under this Agreement; (III) any Taxes that are taken into account in the final determination of Net Working Capital, the Closing Indebtedness Amount or the Transaction Expenses.

“Execution Time” has the meaning set forth in preamble.

“FAR” means the Federal Acquisition Regulation, Title 48 of the Code of Federal Regulations, and any agency supplement thereto.

“Final Post-Closing Statement” has the meaning set forth in Section 2.7(d).

“Financial Statements” has the meaning set forth in Section 4.4(a).

“FLSA” has the meaning set forth in Section 4.11(a).

“Fraud Claim” means that a Party to this Agreement (i) made a false representation of a fact in this Agreement; (ii) such Party knew that the representation was false; (iii) such Party intended to induce another Party to this Agreement to act or refrain from acting in reliance upon it; (iv) such other Party acted, or refrained from taking action, in justifiable reliance on the representation and with ignorance of the falsity of the representation; and (v) such other Party was injured by such reliance. For the avoidance of doubt, “Fraud Claim” shall not include constructive or equitable fraud.

“Fundamental Representations” means the representations and warranties of (i) the Company set forth in Section 4.1 (Organization of the Company; Authority; Due Execution), Section 4.5 (Capitalization), Section 4.9 (Title to Assets), Section 4.10 (Tax Matters), and Section 4.26 (Brokers and Finders); (ii) the Stockholders set forth in Section 4.1 (Authorization of Transaction; Binding Agreement for Stockholders) and Section 5.3 (Ownership of Shares); and (iii) the Surviving Entity set forth in Section 6.1 (Organization of the Buyer Parties; Authority; Due Execution), and Section 6.6 (Brokers and Finders).

“GAAP” means generally accepted accounting principles in the U.S.

“General Representations” means the representations and warranties in Article IV, Article V and Article VI other than the Statutory Representations and the Fundamental Representations.

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“Governing Documents” means, with respect to a Person, (i) its then in-effect articles or certificate of incorporation and bylaws or certificate of formation and operating agreement (or equivalent creation, formation, or organizational documents), and (ii) any amendment or supplement to the foregoing.

“Government Bid” means any bid, proposal, offer or quote for supplies, services or construction, whether solicited or unsolicited, made by the Company, and all amendments, modifications or supplements thereto that is outstanding and in effect, which is intended by the Company to result in a Government Contract. A Government Bid (a) includes but is not limited to any bid, proposal, offer or quote made by the Company that has been received or accepted by the offeree or other recipient but has not resulted in a Government Contract prior to the Closing Date, but (b) does not include any bid, proposal, offer or quote made by the Company that has resulted in a Government Contract prior to the Closing Date.

“Government Contract” means any prime contract, subcontract, or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, pricing agreement, letter contract, contract awarded under the Federal Supply Schedule program, purchase order, task order or delivery order or other Contract or similar arrangement of any kind, and all amendments, modifications or supplements thereto, between the Company and (a) any Governmental Entity, (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor, or (c) any subcontractor (or lower tier subcontractor) with respect to any contract of a type described in clauses (a) or (b) above. Task, purchase or delivery orders and/or similar arrangements of any kind under a Government Contract will not constitute a separate Government Contract, for purposes of this definition and under this Agreement, but will be part of the Government Contract under which it was issued.

“Government Audit Agency” means a “responsible audit agency” as defined in FAR 2.101 or any other Governmental Entity responsible for conducting audits of the Company or its Government Contracts, including without limitation the Defense Contract Audit Agency and the Department of Health and Human Services, Office of Inspector General.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, tribunal, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any Tax, regulatory or governmental or quasi-governmental authority.

“Hazardous Substance” means any substance that is: (A) listed, classified or regulated in any concentration pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which may be the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

“Holdback Release Date” means the date six (6) months following the Closing Date.

“Hybrid Deductible” has the meaning set forth in Section 7.10(c)(ii).

“Income Tax” means a Tax based upon, measured by, or calculated with respect to net income or profits.

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“Indemnity Holdback Cash Amount” means an amount in cash equal to Three Hundred Fifty Thousand Dollars ($350,000).

“Independent Contractor” has the meaning set forth in Section 4.11(a).

“Intellectual Property” means and includes all algorithms, application program interfaces (APIs), customer lists, databases, schemata, data collections, design documents and analyses, diagrams, documentation, domain names, drawings, formulae, discoveries and inventions (whether or not patentable), internet protocol addresses, know-how, literary works, copyrightable works, mask works, logistics information, logos, graphics, images, photographs, publicity rights, maps, marketing plans and collateral, marks (including names, logos, slogans, and trade dress), methods, methodologies, network configurations, architectures, topologies and topographies, processes, program listings, programming tools, proprietary information, protocols, sales data, schematics, specifications, Software, Software code (in any form including source code and executable or object code), subroutines, user interfaces, techniques, URLs, domain names, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as blueprints, compilations of information, instruction manuals, notebooks, prototypes, reports, samples, studies, and summaries).

“Intellectual Property Rights” means and includes all past, present, and future rights of the following types, which may exist under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade dress rights; (d) trade secret rights; (e) patents and industrial property rights; (f) other proprietary rights in Intellectual Property of every kind and nature; and (g) all registrations, renewals, extensions, combinations, divisions, continuations, continuations in part, reexamination certificates, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above.

“IP Licenses” has the meaning set forth in Section 4.13(a).

“IRS” means the Internal Revenue Service.

“ITAR” has the meaning set forth in Section 4.25(h).

“ITAR Notification” has the meaning set forth in Section 7.8Section 7.8(c).

“Law” means any law (including common law), statute, constitution, treaty, decree, code, ordinance, rule, ordinance, regulation, treaty, judgment, order or injunction (whether temporary, preliminary or permanent), decree, arbitration award, license, permit or other requirement of any national, federal, state or local Governmental Entity.

“Law Firm” has the meaning set forth in the definition of “Transaction Expenses.”

“Losses” means any loss, damage, dues penalty, fine, cost, amount paid in settlement, liability, Tax, cost of investigation, expenses and fees (including court costs and reasonable attorneys’ or other professional’s fees and expenses).

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“Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect (whether alone or together with other changes, events, violations, inaccuracies, circumstances or effects) that is or would reasonably be expected to (i) be materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), business, liabilities, results of operations or prospects of the Company or (ii) prevent or materially delay consummation of the transactions contemplated under this Agreement or any of the other Transaction Documents or otherwise prevents the Company or the Stockholders from performing their obligations hereunder or thereunder; provided, however, that Material Adverse Effect shall not include any adverse change, event, circumstance or effect resulting solely from, or attributable to (a) the announcement or Closing of the transactions contemplated by this Agreement or each of the other Transaction Documents, (b) the general deterioration of the economy, the financial markets or market conditions generally affecting the industries in which the Company participates, including the government contracting industry, provided such event, change, occurrence or effect does not disproportionately affect the Company or (c) the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (d) changes in GAAP, or (e) changes in Laws issued by any Governmental Entity.

“Material Contracts” has the meaning set forth in Section 4.20(a).

“Material Customer” has the meaning set forth in Section 4.23(b).

“Merger” has the meaning set forth in Section 1.1.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Consideration” has the meaning set forth in Section 2.1(b).

“Merger Consideration Allocation Percentages” means Nineteen and a half percent (19.5%) with respect to the Closing Cash Consideration and Eighty and a half percent (80.5%) with respect to the Closing Share Consideration, and the same percentages with respect to any other payments or transfers to which such the Merger Consideration Allocation Percentages are applicable.

“Merger Filings” has the meaning set forth in Section 1.2.

“MGCL” has the meaning set forth in the Recitals.

“Net Working Capital” with respect to the Company means Current Assets minus Current Liabilities.

“Notice of Dispute” has the meaning set forth in Section 2.7(b).

“NYSE” has the meaning set forth in Section 6.1(c).

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“Open Source Software” means software, coding and other materials that are distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) (including under a GNU General Public License (GPL), a GNU Lesser General Public License (LGPL), a Mozilla Public License (MPL), a BSD license, an Artistic License, a Netscape Public License, a Sun Community Source License (SCSL), a Sun Industry Standards License (SISL), and an Apache License).

“Ordinary Course of Business” means the ordinary course of business of the Company consistent with past custom and practice (including with respect to frequency and amount).

“Party” or “Parties” means one or more of Buyer, the Merger Sub, the Surviving Entity, the Stockholders, and the Stockholder Representative, as context of this Agreement dictates.

“Permits” means any approvals, authorizations, certificates, filings, franchises, consents, licenses, notices and permits of or with all Governmental Entities.

“Permitted Encumbrances” means: (i) Encumbrances reflected in the Balance Sheet, (ii) Encumbrances for current Taxes not yet due and payable, (iii) minor Encumbrances that have arisen in the Ordinary Course of Business and that do not, individually or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company, and (iv) Encumbrances arising by operation of Law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the Ordinary Course of Business for sums not yet due and payable.

“Person” means an individual, corporation, partnership, limited liability company, trust or unincorporated organization or a government or any agency or political subdivision thereof, or any other entity.

“Personal Property” has the meaning set forth in Section 4.7.

“Post-Closing Adjustment Amount” has the meaning set forth in Section 2.7(e)(i).

“Post-Closing Common Stock Consideration” means any Common Stock of the Buyer paid to the Stockholders after the Closing pursuant to this Agreement (including under Section 2.7(e) and Section 6.2).

“Pre-Closing Distribution” has the meaning set forth in Section 2.10.

“Pre-Closing Tax Period” means a Tax period that begins before and end on or before the Closing Date.

“Pro Rata Share” means, as to any Stockholder, the percentage that is set forth opposite each Stockholder’s name on the Pro Rata Share Schedule, attached hereto as Schedule B.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, investigation or examination commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

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“Rescission Payment” has the meaning set forth in Section 7.12(a).

“Rescission” has the meaning set forth in Section 7.12(a)(ii).

“Relevant Value” means the closing price for the Buyer Common Stock for the day prior to the date in which Post-Closing Common Stock Consideration is delivered or Buyer Common Stock is paid by the Stockholders hereunder, as reported on the NYSE website (https://www.nyse.com/quote/XASE:CTM) (but if such date is a day on which no such trading takes place, then the referenced closing price shall be the last recorded per share trading price for the Buyer Common Stock prior to the date in which Post-Closing Common Stock Consideration is delivered or Buyer Common Stock is paid by the Stockholders hereunder).

“Representative” means, with respect to each Party, its respective partners, principals directors, officers, members, managers, employees, agents, counsel, accountants and other authorized Persons.

“Requisite Approval” means the affirmative vote of the holders of a majority of the shares of Company Capital Stock necessary for the Company to approve, authorize, and adopt this Agreement, the Merger, and the other Transaction Documents to which the Company is a party and the other transactions contemplated hereby and thereby and to confirm the allocation of the consideration to be paid in the Merger.

“Schedule” or “Schedules” means the schedule or schedules attached to this Agreement.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Shares” means the shares of the capital stock of the Company.

“Software” means computer programs, together with the following related thereto: input and output formats, the applicable source or object codes, data models, flow charts, outlines, narrative descriptions, operating instructions, software manufacturing instructions and scripts, test specifications and test scripts and supporting documentation, and shall include the tangible media upon which such programs and documentation are recorded, including all corrections, updates, new releases and new versions, translations, modifications, updates, upgrades, substitutions, replacements and other changes to the foregoing.

“Statutory Representations” means the representations and warranties of Section 4.12 (Employee Benefits) and Section 4.25 (Government Contract and Regulatory Matters).

“Stockholders” has the meaning set forth in the Preamble.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Surviving Entity” has the meaning set forth in the Preamble.

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“Target Cash” means an amount equal to Four Hundred Seventy Five Thousand Dollars ($475,000).

“Target Working Capital” means an amount equal to Four Hundred Seventy Five Thousand Dollars ($475,000).

“Tax” or “Taxes” means any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, transfer, gains, sales, goods and services, use, ad valorem, franchise, profits, stamp, license, withholding, employment, payroll, premium, value added, property or windfall profits taxes, surtaxes, environmental transfer taxes, social security taxes, national health contributions, pension and employment insurance contributions, customs, duties or similar fees, assessments or charges of any kind whatsoever, in each case in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign.

“Tax Contest” has the meaning set forth in Section 7.4(d).

“Tax Return” means any return, declaration, report, election, notice, statement or information return and including any amendment, schedule, attachment, part, supplement, appendix and exhibit thereto, made, prepared, filed or required to be filed with any Governmental Entity, domestic or foreign, with respect to Taxes.

“Trade Compliance Laws” means any Laws applicable to the Company or its operations concerning export controls, economic sanctions, trade embargoes, boycotts, (excluding Customs Laws), including: (i) the United States Arms Export Control Act and the International Traffic in Arms Regulations (ITAR) (22 C.F.R. Parts 120-130); (ii) the Export Administration Regulations (EAR) (15 C.F.R. Parts 730-774); (iii) export control laws implemented by the United States Department of Energy and Nuclear Regulatory Commission; (iv) United States anti-boycott regulations administered by the Office of Anti-boycott Compliance of the United States Department of Commerce and the Internal Revenue Service; (v) the Trading with the Enemy Act; and (vi) the economic sanctions laws and regulations implemented by United States Office of Foreign Assets Control.

“Transaction Documents” means this Agreement and each agreement, instrument, or other document attached hereto as an Exhibit and other agreements, certificates, and instruments to be executed by any of the Parties hereto in connection with or pursuant to the Agreement.

“Transaction Expenses” means the (x) fees, costs and expenses of attorneys, accountants or other third parties, in each case incurred by or for the benefit of the Stockholders or the Company at or prior to the Closing in connection with: (a) the transactions contemplated by this Agreement, (b) the due diligence conducted in anticipation of the transactions contemplated by this Agreement, (c) the negotiation, preparation and review of this Agreement (including the Schedules) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, or (d) the preparation and submission of any filing or notice required to be made or given in connection with the transactions contemplated by this Agreement and the obtaining of any Consent required to be obtained in connection with any transactions contemplated by this Agreement, including, but not limited to, (i) the legal services performed by Blank Rome LLP (the “Law Firm”), and (ii) any broker’s or finder’s fees, and (y) and all special bonuses, transaction-related bonuses, amounts under phantom equity or retention plans or agreements, severance plans or agreements, accelerated benefits or other similar compensation payable to any officer, manager, employee, equityholder, member or Affiliate of the Company, in each case including the employer portion of all payroll or employment taxes applicable thereto, payable as a result of or in connection with the consummation of the transactions contemplated by this Agreement (whether before or after the Closing). Notwithstanding the foregoing, any items treated as Company Indebtedness or included the calculation of Net Working Capital shall not be considered Transaction Expenses.

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“Transaction Payments” means all fees, commissions, costs and expenses incurred by the Company in connection with the transactions contemplated by this Agreement, including, but not limited to: (a) the accelerated write-off of deferred finance fees and loan costs, (b) all brokerage or finders’ fees or agents’ commissions or any similar charges, (c) all legal, accounting, financial advisory, consulting, and other fees and expenses of third parties or affiliated parties, (d) all transaction-related bonuses paid or payable to employees of the Company upon the consummation of the transactions contemplated by this Agreement (and payroll taxes thereon), and (e) to the extent not already included in the foregoing, all other Transaction Expenses.

“Treasury Regulations” means regulations promulgated by the U.S. Department of Treasury.

“U.S.” or “United States” means the United States of America (including the states thereof and the District of Columbia), and its “possessions”, including Puerto Rico, the United States Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number, and vice versa.

Section 8.2             Interpretation. In this Agreement, except as otherwise expressly provided or as the context otherwise requires:

(a)           reference to an Article, a Section, a Subsection or a Schedule is to an article, section, Subsection or Schedule to this Agreement;

(b)           the words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c)           the word “including” and words of similar import, when following a general statement or term, is not to be construed as limiting the general statement or term to any specific item or matter set forth or to similar items or matters, but rather as permitting the general statement or term to refer also to all other items or matters that could reasonably fall within its broadest possible scope;

(d)           an accounting term not otherwise defined herein has the meaning assigned to it, and, unless otherwise specifically noted, every calculation to be made hereunder is to be made in accordance with GAAP as historically and consistently applied by the Company;

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(e)           a reference to a statute includes all statutory instruments, rules and regulations made thereunder, all amendments to or restatements of the foregoing in force from time to time, and every statute or regulation that supplements, supersedes or is a successor to such statute, statutory instrument, rule or regulations (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date);

(f)           a reference to a Person includes any successor to that Person;

(g)           a word importing the masculine gender includes the feminine and neuter, a word in the singular includes the plural, a word importing a corporate entity includes an individual, and vice versa; and

(h)          any reference to a document or matter being “made available to Buyer” includes: (A) the posting of such document or matter on the virtual data room to which Buyer has had access in a manner in which the presence of the posting is made known to users if the virtual data room; provided that (i) such document or matter has not since been removed from such virtual data room prior to the date hereof, unless otherwise agreed to by the Stockholder Representative and Buyer, and (ii) access to such documents or matters via the virtual data room shall have been granted to Buyer at least two (2) Business Days prior to the relevant date or (B) documents delivered to the Buyer or its Representatives, with confirmation of receipt by Buyer or such Representatives, via electronic mail at least two (2) Business Days prior to the Closing Date.

ARTICLE IX

MISCELLANEOUS

Section 9.1            Waiver. Any failure of the Company to comply with any of its obligations or agreements herein contained may be waived only in writing by Buyer. Any failure of the Buyer to comply with any of its obligations or agreements herein contained may be waived only in writing by the Stockholder Representative.

Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt of hand delivery; certified or registered mail, postage prepaid, return receipt requested; nationally-recognized overnight courier; or electronic mail transmission with confirmation of receipt by the intended addressee:

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(a)           If to the Company (before Closing), or to the Stockholder Representative to:

James Morton
44145 Airport View Drive, Suite 102
Hollywood, MD 20636
Email: jmorton@gtmrinc.com
Telephone No.: 301-475-8181 x303

With a copy to (which shall not constitute notice):

Blank Rome LLP

1825 Eye Street NW
Washington, DC 20006

Attention: Dean S. Nordlinger

Email: dean.nordlinger@blankrome.com

Telephone No.: 202.420.2619

(b)          If to Buyer or the Surviving Entity, to:

Castellum, Inc.
9812 Falls Road #114-299
Potomac, MD 20854
Attention: Jay Wright, General Counsel
Email: jwright22@msn.com
Telephone No.: 301-524-4759

With a copy to (which shall not constitute notice):

Pillsbury Winthrop Shaw Pittman LLP
1200 Seventeenth Street NW
Washington, DC 20036
Attention: Nicole M. Islinger
Email: Nicole.Islinger@pillsburylaw.com
Telephone No.: 202.663.8207

Such names and addresses may be changed by written notice to each Person listed above.

Section 9.3             Governing Law.

(a)           This Agreement shall be governed by and construed in accordance with the internal substantive laws and not the choice of law rules of the State of Delaware.

(b)           Any legal action or other Proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in Montgomery County in the State of Maryland. Each Party:

(i)            expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in Montgomery County in the State of Maryland (and each appellate court located in Montgomery County in the State of Maryland), in connection with any such Proceeding;

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(ii)           agrees that service of any process, summons, notice or document by U.S. mail addressed to it at the address set forth in Section 9.2 shall constitute effective service of such process, summons, notice or document for purposes of any such Proceeding;

(iii)          agrees that each state and federal court located in Montgomery County in the State of Maryland, shall be deemed to be a convenient forum;

(iv)          hereby waives its rights to jury trial of any claim or cause of action based upon or arising out of this Agreement. Each Party acknowledges that this waiver is a material inducement to enter into this Agreement, and that each Party will continue to rely on the waiver in their future dealings. Each Party has had the opportunity to review this waiver with legal counsel and each knowingly and voluntarily waives its jury trial rights;

(v)           agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in any state or federal court located in Montgomery County in the State of Maryland, any claim by either Party that it is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court; and

(vi)          agrees that the prevailing Party in such Proceeding shall be reimbursed by the other Party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

Section 9.4            Counterparts. This Agreement may be executed in any number of counterparts (including by electronic signature), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 9.5            Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.6            Entire Agreement. This Agreement, including the Exhibits and Schedules hereto and the documents referred to herein, embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof.

Section 9.7            Amendment and Modification. This Agreement may be amended or modified only by written agreement of the Parties hereto.

Section 9.8             Binding Effect; Benefits. Except as provided in Section 7.9, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns; nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns (and, to the extent provided in Section 7.10(a) and Section 7.10(b), the other Indemnified Parties) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

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Section 9.9            Severability. Any provision of this Agreement, which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

Section 9.10          Assignability. No Party may assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other Party. Any purported violation of this Section 9.10 shall be void.

Section 9.11          Specific Performance. The Parties agree that immediate and irreparable harm and damage would occur for which monetary damages alone would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that in the event of such breach or non-performance, neither Party shall interfere with, delay, obstruct, or prevent the non-breaching Party from taking, or require such Party to take, any steps prior to taking action to seek an interim and interlocutory equitable remedy (including an injunction or order for specific performance) on notice or ex parte to enforce its rights or to preserve the status quo or prevent irreparable harm and each Party covenants and agrees not to contest, object to, or otherwise oppose an application for equitable relief by the other Party in such circumstances, and waives any and all immunities from any equitable relief to which it may be entitled. Any such relief or remedy shall not be exclusive, but shall be in addition to all other available legal or equitable remedies. Each Party agrees that the provisions of this Section 9.11 are fair and reasonable in the commercial circumstances of this Agreement, and that neither Party would have entered into this Agreement but for each Party’s agreement with the provisions of this Section 9.11.

Section 9.12           Schedules. All Disclosure Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement contained herein shall only be deemed to refer to this entire Agreement, including all Disclosure Schedules; provided, however, that information and disclosures provided in any particular Schedule shall be deemed to be disclosed and included in another Schedule as though fully set forth therein or to qualify any representation and warranty herein to the extent that it is readily evident on the face of the text of such disclosure that such disclosure applies to such other Schedule or a specific cross-reference is made. Inclusion of any item in the Disclosure Schedules shall not be deemed (a) an admission that any item is material, (b) an admission of any liability by or to any Party, or (c) to expand in any way the scope or effect of any representation or warranty.

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Section 9.13          Attorney-Client Privilege. Buyer acknowledges that, as to all communications that have occurred between or among any of the Stockholders, the Company, the Stockholder Representative, Buyer, or any of their respective Affiliates, on the one hand, and the Law Firm, on the other hand, to the extent such communications constitute advice for preparing or negotiating this Agreement and the transactions contemplated hereby which, immediately prior to the Closing, were an attorney-client privileged communications between such Party, on the one hand, and the Law Firm, on the other hand belong to the Stockholders, may be controlled by the Stockholders, shall not pass to or be claimed by Buyer or the Surviving Entity following Closing, and shall be and remain the property of the Stockholders. Notwithstanding the foregoing, in the event that a dispute arises between Buyer and the Surviving Entity, on the one hand, and a third party other than the Stockholders or any Representative or Affiliate of the Stockholders, on the other hand, Buyer and the Surviving Entity may assert the attorney-client privilege to prevent disclosure of communications involving attorney-client privilege of the Company, or the Stockholders that relate to the negotiation of the transactions contemplated by this Agreement or the Transaction Documents to such third party; provided, however, that neither Buyer nor the Surviving Entity may waive such privilege without the prior written consent of the Stockholders.

(a)           Waiver of Conflicts. Recognizing that Law Firm has acted as legal counsel to the Company, the Stockholders, and certain of their respective Affiliates prior to date hereof, and that Law Firm intends to act as legal counsel to certain of the Stockholders, after the Closing, each of the Buyer Parties hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Law Firm representing any Stockholder or their Affiliates after the Closing as such representation may relate to the Buyer Parties or the transactions contemplated hereby. In addition, all communications involving attorney-client confidences between the Stockholders and the Buyer Parties and their respective Affiliates, on the one hand, and Law Firm, on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to the Stockholders and their respective Affiliates (and not the Buyer Parties). Accordingly, the Buyer Parties shall not have access to any such communications or to the files of Law Firm relating to such engagement from and after the Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) the Stockholders and their respective Affiliates (and not the Buyer Parties) shall be the sole holders of the attorney client privilege with respect to such engagement, and none of the Buyer Parties shall be a holder thereof, (ii) to the extent that files of Law Firm in respect of such engagement constitute property of the client, only the Stockholders and their respective Affiliates (and not the Buyer Parties) shall hold such property rights and (iii) Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Buyer Parties by reason of any attorney-client relationship between Law Firm and any Buyer Party or otherwise.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.

CASTELLUM, INC., as Buyer

By:	/s/ Mark Fuller
Name:	Mark Fuller
Title:	Chief Executive Officer

GLOBAL TECHNOLOGY AND MANAGEMENT RESOURCES, INC.,
as the Company

By:	/s/ James Morton
Name:	James Morton
Title:	Chief Executive Officer and President

GTMR MERGER SUB, INC.

By:	/s/ Mark Fuller
Name:	Mark Fuller
Title:	President

STOCKHOLDER REPRESENTATIVE:

/s/ James Morton
James Morton

[Signature Page to Agreement and Plan of Merger]

STOCKHOLDERS:

The Morton Family Living Trust

By:	/s/ James Morton
Name:	James Morton
Title:	Trustee

Douglas E. Jones Trust

By:	/s/ Douglas E. Jones
Name:	Douglas E. Jones
Title:	Trustee

/s/ John L. Piri
John L. Piri

/s/ Aaron Carnahan
Aaron Carnahan

/s/ Debra Gray
Debra Gray

/s/ Kevin Corbett
Kevin Corbett

/s/ Anthony Yates
Anthony Yates

[Signature Page to Agreement and Plan of Merger]